UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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KIMCO REALTY CORPORATION
Name of the Registrant as Specified in its Charter

____________________
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3333 NEW HYDE PARK ROAD
NEW HYDE PARK, NY 11042-0020
Notice of Annual Meeting of Stockholders

Dear Stockholder:

     We cordially invite you to attend the annual stockholders’ meeting of Kimco Realty Corporation, a Maryland corporation (the “Company”). The meeting will be held on Tuesday, April 30, 2013 at 10:00 a.m. (local time), at 277 Park Avenue, 2nd Floor, New York, NY 10172. At the annual meeting, stockholders will be asked to consider and vote upon the following matters:

1.	the election of nine directors to serve for a term of one year and until their successors are duly elected and qualify;

2.	the advisory resolution to approve of the Company’s executive compensation (“Say on Pay”);

3.	the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2013; and

4.	such other business as may properly come before the meeting or any postponement(s) or adjournment(s) thereof.

     The Proxy Statement more fully describes these proposals.

     The Board of Directors of the Company recommends that stockholders vote FOR the election of the Board of Director nominees named in the Proxy Statement; FOR the advisory resolution to approve the Company’s executive compensation; and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2013.

     Only stockholders of our Common Stock at the close of business on Friday, March 1, 2013, the record date, are entitled to notice of and to vote at the annual meeting and any postponement or adjournment thereof.

     We are pleased to take advantage of the Securities and Exchange Commission rules allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process will expedite stockholders’ receipt of proxy materials, lower the costs and reduce the environmental impact of our annual meeting. We will send a full set of proxy materials or a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) on or about March 22, 2013, and provide access to our proxy materials over the Internet, beginning on March 19, 2013, for the holders of record and beneficial owners of our Common Stock as of the close of business on the record date. The Notice of Internet Availability instructs you on how to access and review the Proxy Statement and our annual report. The Notice of Internet Availability also instructs you on how you may submit your proxy over the Internet.

     YOUR PROXY IS IMPORTANT TO US. Whether or not you plan to attend the annual meeting, please vote as soon as possible to ensure that your shares will be represented at the annual meeting.

By Order of the Board of Directors,

/s/ Bruce M. Rubenstein
Bruce M. Rubenstein
Vice President, General Counsel and Secretary
March 19, 2013

2013 PROXY STATEMENT AT A GLANCE

     The following executive summary is intended to provide a broad overview of the items that you will find elsewhere in this Proxy Statement. As this is only a summary, we encourage you to read the entire Proxy Statement for more information about these topics prior to voting.

Annual Meeting of Stockholders

Time and Date:	10:00 a.m. (local time), April 30, 2013
Place:	277 Park Avenue, 2nd Floor
New York, NY 10172
Record Date:	Stockholders as of the close of business on March 1, 2013 are entitled to vote.
Admission:	Please follow the instructions on page 49.

Meeting Agenda and Voting Matters

		Board’s Voting	Page References
Proposal		Recommendation	(for more detail)
1.	Election of Directors	FOR EACH NOMINEE	9
2.	Advisory Resolution To Approve Executive
	Compensation	FOR	46
3.	Ratification of Independent Accountants	FOR	48

Director Nominees (Proposal No. 1)

     Each director nominee is elected annually by a majority of votes cast (see pages 9 through 12 of this Proxy Statement for further detail).

Name	Age	Director Since	Independent	Committees
Milton Cooper	84	Co-Founder
Phillip E. Coviello	69	2008	X	AC, CC, NCG
Richard G. Dooley	83	1991	X	AC, CC, NCG*
Joe Grills	77	1997	X	AC, CC*, NCG
David B. Henry	64	2001
F. Patrick Hughes	65	2003	X	AC*, CC, NCG
Frank Lourenso	72	1991	X
Colombe M. Nicholas	68	2011	X	CC, NCG
Richard B. Saltzman	56	2003	X	CC, NCG
____________________
AC	Audit Committee
CC	Executive Compensation Committee
NCG	Nominating and Corporate Governance Committee
*	Chair

Attendance	Attendance at Board and Committee meetings during 2012 averaged over 90% for directors as a group, and no director attended fewer than 75% of the aggregate of the total meetings of the Board and of the Committees on which each director serves.

Key Qualifications	Senior Leadership Experience, Industry/Global Experience, Financial Expertise, Regulated Industries/Government Experience, Public Company Board Experience (see pages 9-12 of this Proxy Statement for additional detail).

Advisory Resolution To Approve Executive Compensation (Proposal No. 2)

     We are requesting that the stockholders approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed in this Proxy Statement. The Board recommends a vote FOR Proposal No. 2 as it believes that the 2012 compensation decisions are consistent with key objectives of Kimco’s executive compensation program: to promote long-term performance through emphasis on the individual performances and achievements of our executive officers, commensurate with our business results and to successfully execute our vision as the premier owner and operator of retail shopping centers with our core business operations focusing on owning and operating neighborhood and community shopping centers through investments in the United States, Canada and Latin America. This proposal was supported by over 99% of the votes cast in 2012 and 2011. Please see the Compensation Discussion and Analysis, Summary

Compensation Table and other tables and disclosures beginning on page 21 of this Proxy Statement for a full discussion of our executive compensation.

Performance Highlights

     Despite continued challenges and uncertainties in the global economy and capital markets, we were able to deliver improved financial results and make progress on our business development strategies. Highlights of the 2012 fiscal year included:

  Achieved funds from operations (“FFO”), as adjusted (non-GAAP) of $510.4 million or $1.26 per diluted share for the full year 2012, representing a 5 percent increase per diluted share over 2011 FFO, as adjusted. See Annex A starting on page 50 for a reconciliation of net income to FFO, as adjusted.

  Ended December 31, 2012 with gross occupancy in the total combined shopping center portfolio of 94.0 percent, representing an increase of 70 basis points on a sequential basis.

  Executed 2,678 leases, renewals and options totaling over 10.0 million square feet in the combined shopping center portfolio.

  Acquired 24 shopping center properties, five outparcels and 69 net leased parcels comprising an aggregate 3.1 million square feet of GLA in 2012.

  Disposed of 62 operating properties, five land parcels and four outparcels.

  Monetized non-retail assets of $83.0 million and reduced its non-retail book values by $114.1 million to $398.4 million, representing less than 3.5% of total assets, before depreciation.

  Reduced net debt to EBITDA, as adjusted (non-GAAP) from 6.2x to 5.7x further strengthening the balance sheet and executed over $2 billion of capital raising during 2012 primarily used for the refinancing and repayment of debt and redemption of higher coupon perpetual preferred stock. See Annex A starting on page 50 for a reconciliation of net income to EBITDA, as adjusted.

2012 Compensation Decisions

     The table below highlights the 2012 total compensation decisions for each Named Executive Officer. These decisions are aligned with the Company’s performance described above (see pages 21-44 of this Proxy Statement for additional detail):

					Non-Equity
					Incentive
			Stock	Option	Plan	All Other
	Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)
Milton Cooper	750,000	–	1,355,153	–	852,297	48,151	3,005,601
David B. Henry	800,000	–	1,581,435	–	909,117	38,967	3,329,519
Michael V. Pappagallo	750,000	–	1,128,870	–	777,297	45,777	2,701,944
Glenn G. Cohen	600,000	–	1,900,065	–	441,149	51,361	2,992,575
Barbara Pooley*	17,308	–	–	–	–	2,904,255	2,921,563
____________________
*	As of January 13, 2012, Ms. Pooley was no longer an employee of the Company.

Alignment of Pay with Performance

     The following graph illustrates the alignment between pay and performance over the five-year period from 2008 to 2012 (as more fully described in the section titled “Compensation Discussion and Analysis”—“Executive Summary” beginning on page 21 of this Proxy Statement). In particular, this graph shows the correlation between our net income, FFO, as adjusted, EBITDA, as adjusted and FFO per share, as adjusted, and the total compensation we paid to our Chief Executive Officer (“CEO”) during the last five fiscal years, based on the amounts reported in the summary compensation tables of our Proxy Statements for these years. The Total Compensation column for FY2011 does not include Mr. Henry’s unrestricted award of 75,000 shares of the Company’s Common Stock which was awarded to Mr. Henry upon achieving his 10 year anniversary at the Company, pursuant to his original 2001 employment agreement.

Auditors (Proposal No. 3)

     The Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2013.

Type of Fees	2012	2011
	(in millions)
Audit Fees (1)	$1,372,733	$1,001,557
Audit-Related Fees	-	-
Tax Fees (2)	249,417	222,722
All Other Fees (3)	2,420	2,095
Total	$1,624,570	$1,226,374
____________________
(1)	Audit fees include all fees for services in connection with (i) the annual integrated audit of the Company’s fiscal 2012 and 2011 financial statements and internal controls over financial reporting included in its annual reports on Form 10-K, (ii) the review of the financial statements included in the Company’s quarterly reports on Form 10-Q, (iii) as applicable, the consents and comfort letters issued in connection with debt and equity offerings and filings of the Company’s shelf registration statements, current reports on Form 8-K and Proxy Statements during 2012 and 2011, (iv) ongoing consultations regarding accounting for new transactions and pronouncements and (v) out of pocket expenses.
(2)	Tax fees consisted of fees billed for professional services for tax compliance and tax consulting services.
(3)	All other fees consisted of fees billed for other products and services. The fees relate to a publication subscription service and software licensing for accounting and professional standards.

3333 NEW HYDE PARK ROAD, NEW HYDE PARK, NY 11042-0020

__________

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
to be held on April 30, 2013

     We are providing you with this Proxy Statement in connection with the solicitation of proxies to be used at our 2013 Annual Meeting of Stockholders (the “Meeting”) of Kimco Realty Corporation, a Maryland corporation (the “Company”). The Meeting will be held at 277 Park Avenue, 2nd Floor, New York, NY 10172, on Tuesday, April 30, 2013, at 10:00 a.m. (local time) for the purposes set forth in the Notice of Annual Meeting of Stockholders. This Proxy Statement contains important information regarding our Meeting, the proposals on which you are being asked to consider and vote upon, information you may find useful in determining how to vote, and information about voting procedures. As used in this Proxy Statement, “we,” “us,” “our,” “Kimco” or the “Company” refers to Kimco Realty Corporation, a Maryland corporation.

     This solicitation is made by the Company on behalf of the Board of Directors of the Company (the “Board of Directors”). Costs of this solicitation will be borne by the Company. Directors, officers, employees and agents of the Company and its affiliates may also solicit proxies by telephone, telegraph, fax, e-mail or personal interview. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to stockholders. The Company will pay fees of approximately $7,000 to Alliance Advisors, L.L.C. for soliciting proxies for the Company.

     Holders of our common stock, par value $0.01 per share (“Common Stock”) at the close of business on March 1, 2013, the record date, may vote at the Meeting. We refer to the holders of our Common Stock as “stockholders” throughout this Proxy Statement. Each stockholder is entitled to one vote for each share of Common Stock held as of the close of business on the record date. At the close of business on March 1, 2013, the record date for the Meeting, there were 408,488,489 shares of Common Stock issued and outstanding. The presence at the Meeting, in person or by proxy, of holders of a majority of such shares will constitute a quorum for the transaction of business at the Meeting.

     Stockholders can vote in person at the Meeting or by authorizing a proxy. There are three ways to authorize a proxy to vote your share:

  By Telephone - Stockholders located in the United States can authorize their proxy by telephone by calling 1-800-690-6903 and following the instructions on the proxy card; or

  By Internet - Stockholders can authorize their proxy over the Internet at www.proxyvote.com by following the instructions on the proxy card; or

  By Mail - If you received your proxy materials by mail, you can authorize your proxy by mail by signing, dating and mailing the enclosed proxy card.

     Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (EDT) on April 29, 2013.

Voting Instructions

     If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet proxy authorization also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Meeting in order to vote.

     If you authorize a proxy to vote your shares, the individuals named on the proxy card or authorized by you by telephone or internet (your “proxies”) will vote your shares in the manner you indicate. If you sign and return the proxy card or authorized your proxies by telephone or internet without indicating your instructions, your shares will be voted as follows:

     FOR the election of all nominees for director (see Proposal 1); FOR the advisory resolution to approve the Company’s executive compensation (see Proposal 2); FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2013 (see Proposal 3); and in the discretion of the proxy holder on any other matter that may properly come before the Meeting.

     To be voted, proxies must be filed with the Secretary of the Company prior to the Meeting. Proxies may be revoked at any time before exercise at the Meeting (i) by filing a notice of such revocation with the Secretary of the Company, (ii) by filing a later-dated proxy with the Secretary of the Company or (iii) by voting in person at the Meeting. Dissenting stockholders will not have rights of appraisal with respect to any matter to be acted upon at the Meeting.

     If you own shares through a broker or other nominee in street name, you may instruct your broker or other nominee as to how to vote your shares (at least ten days prior to the Meeting). A “broker non-vote” occurs when you fail to provide a broker or other nominee with voting instructions and a broker or other nominee does not have the discretionary authority to vote your shares on a particular matter because the matter is not a routine matter under the New York Stock Exchange (“NYSE”) rules. Broker non-votes and abstentions will be counted for purposes of calculating whether a quorum is present at the Meeting. The vote required for each proposal is listed below:

Broker
Discretionary
	Proposal	Vote Required	Voting Allowed
Proposal 1	Election of nine directors	Majority of the votes cast with	No
respect to a nominee (see page
12 for further detail)
Proposal 2	Advisory resolution to approve of the	Majority of the votes cast on the	No
	Company’s executive compensation	proposal
Proposal 3	Ratification of auditors for fiscal year	Majority of the votes cast on the	Yes
	2013	proposal

     With respect to Proposals 2 and 3, you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on Proposals 2 or 3, the abstention will have no effect because it will not be a vote cast.

     With respect to Proposal 1, you may vote FOR all nominees, WITHHOLD your vote as to all nominees, or FOR all nominees except those specific nominees from whom you WITHHOLD your vote. A properly executed proxy marked WITHHOLD with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. The nominees receiving the majority of votes cast will be elected as directors (i.e., the number of shares voted for a director must exceed the number of votes withheld for that director).

     The U.S. Securities and Exchange Commission’s rules permit us to deliver a single Notice of Internet Availability or set of Meeting materials to one address shared by two or more of our stockholders. We have delivered only one Proxy Statement and annual report to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We will promptly deliver, upon written or oral request, a separate copy of the Notice of Internet Availability or Meeting materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Proxy Statement or annual report, contact Broadridge Financial Solutions, Inc. at 1-800-542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. If you are currently a stockholder sharing an address with another stockholder and are receiving more than one Proxy Statement and annual report and wish to receive only one copy of future Notices of Internet Availability, Proxy Statements and annual reports for your household, please contact Broadridge at the above phone number or address.

PROPOSAL 1

Election of Directors

     The Company’s Bylaws, as amended (the “Bylaws”), provide that all directors be elected at each annual meeting of stockholders. Our Board of Directors is currently comprised of nine directors. The persons named as proxies in the accompanying form of proxy intend to vote in favor of the election of the nine nominees for director designated below to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualify. It is expected that each of these nominees will be able to serve, but if any such nominee is unable to serve, the proxies may vote for another person nominated by the Nominating and Corporate Governance Committee and approved by the Board of Directors or the Board of Directors may, to the extent permissible by the Bylaws, reduce the number of directors to be elected at the Meeting.

Information Regarding Nominees

     Milton Cooper, age 84, is the Executive Chairman of the Board of Directors for the Company. Mr. Cooper served as the Chairman of the Board of Directors and CEO of the Company from November 1991 to December 2009. In addition, Mr. Cooper was Director and President of the Company for more than five years prior to November 1991. In 1960, Mr. Cooper, along with a partner, founded the Company’s predecessor. Mr. Cooper led the Company through its IPO and growth over the past five decades. In addition, Mr. Cooper received a National Association of Real Estate Investment Trusts (“NAREIT”) Industry Leadership Award for his significant and lasting contributions to the REIT industry. Mr. Cooper is also a director at Getty Realty Corporation. Mr. Cooper graduated from City College in New York and Brooklyn Law School.

     Key experience and qualifications to serve on the Board of Directors include:

  Mr. Cooper co-founded the Company and plays a unique role in maintaining the Company’s continuing commitment to its core values of integrity, creativity and stability. Mr. Cooper’s service on the Board of Directors allows the Company to preserve its distinctive culture and history and bolsters the morale of its employees.

  Mr. Cooper’s reputation within the NAREIT community and among the Company’s business partners contributes significantly to the Company’s continued leadership in the REIT industry.

  Mr. Cooper’s ability to communicate, encourage and foster diverse discussions of the Company’s business, together with his five decades of executive leadership experience, make Mr. Cooper a highly effective Executive Chairman of the Board of Directors.

     Philip E. Coviello, age 69, has been a Director of the Company since May 2008 and currently serves on the Audit, Executive Compensation and Nominating and Corporate Governance Committees. Mr. Coviello was a partner at Latham & Watkins LLP, an international law firm, until his retirement from that firm in 2003. In addition, since 1996, Mr. Coviello has been a Director of Getty Realty Corporation, where he serves as Chair of the Audit Committee and as a member of its Compensation and Governance and Nominating Committees. Mr. Coviello holds an A.B. from Princeton University, an L.L.B. from the Columbia University School of Law and an M.B.A. from the Columbia University School of Business.

     Key experience and qualifications to serve on the Board of Directors include:

  35 years of experience counseling Boards of Directors and senior management as a corporate lawyer on a wide range of corporate governance, regulatory compliance and other issues that affect public companies.

  Decades of experience as both issuers’ and underwriters’ counsel in capital markets transactions and heavy involvement in the presentation and analysis of hundreds of audited financial statements, pro forma financial statements and SEC filings, including representing the Company in its initial public offering.

  Mr. Coviello’s contributions to the Company’s Audit Committee are bolstered by his service as Chair of the Audit Committee of Getty Realty Corporation, where Mr. Coviello oversees the work of Getty’s Chief Financial Officer, directly interfaces with Getty’s independent registered public accounting firm and is involved with Getty’s Sarbanes-Oxley internal controls compliance work.

     Richard G. Dooley, age 83, has been a Director of the Company since December 1991. Mr. Dooley currently serves as the Lead Independent Director, the Chair of the Nominating and Corporate Governance Committee and a member of the Audit and Executive Compensation Committees. From 1993 to 2003, Mr. Dooley was a consultant to, and from 1978 to 1993, served as the Executive Vice President and Chief Investment Officer of the Massachusetts Mutual Life Insurance Company. Mr. Dooley is a Director, Chair of the Compensation Committee, and member of the Audit and Corporate Governance Committees of Jefferies Group LLC (formerly Jefferies Group, Inc.), a subsidiary of Leucadia National Corporation (“Leucadia”) (NYSE: LUK) pursuant to a merger between Leucadia and Jefferies Group, Inc. effective March 1, 2013. Mr. Dooley is also a Director and member of the Compensation Committee of Leucadia. Mr. Dooley holds a B.S. degree from Northeastern University and an M.B.A. from the Wharton School of the University of Pennsylvania.

     Key experience and qualifications to serve on the Board of Directors include:

  Expertise in corporate strategy development, organizational development and operational and corporate governance issues arising in complex organizations.

  Familiarity with Sarbanes-Oxley compliance, internal auditing and financial controls issues and extensive financial expertise and experience with public accounting matters for global organizations.

  Responsibility for portfolio investing in a wide variety of real estate properties and developments as Executive Vice President and Chief Investment Officer of the Massachusetts Mutual Life Insurance Company, bringing to the Company both executive leadership and real estate investment experience.

  Expertise as a Chartered Financial Analyst and investment professional with decades of experience in analyzing and evaluating financial statements.

     Joe Grills, age 77, has been a Director of the Company since January 1997 and is the Chair of the Executive Compensation Committee and a member of the Audit and Nominating and Corporate Governance Committees. Mr. Grills was employed by IBM from 1961 to 1993 and held various positions in financial management in both IBM’s domestic and international businesses. Mr. Grills served as a member (1994-2007) and Co-Chairman of the Board of Directors (2002-2007) of a cluster of BlackRock (Merrill Lynch) Mutual Funds from 1994 to 2007. He was a Director, was Vice Chairman, was Chairman and is currently Chairman Emeritus of the Montpelier Foundation. He is on the Investment Advisory Committee of the Virginia Retirement System, Vice Chairman (2002-2005) and Chairman (2005-2009). In addition, Mr. Grills is a Trustee and Chairman of the Investment Committee of the Woodberry Forest School and is a Trustee and on the Finance and Investment Committees of the National Trust for Historic Preservation (Chairman of the Investment Committee 2007-2011). Mr. Grills is on the Individual Investment Advisory Committee of the NYSE. He is a former Chairman and member of the Committee on Investment of Employee Benefit Assets of the Association of Financial Professionals. Mr. Grills also participates in research and study sponsored by 20/20 Investment Association. Mr. Grills holds a B.A. from Duke University and an M.B.A. from the University of Chicago.

     Key experience and qualifications to serve on the Board of Directors include:

  Experience as IBM’s Chief Investment Officer of the IBM Retirement Fund with wide-ranging expertise in domestic and international financial matters and strategic deliberations.

  Extensive experience with internal audit and business controls while at IBM and on other audit committees.

  Extensive service on boards of directors and memberships on boards of directors committees in diverse corporate and non-profit organizations with broad and deep familiarity with corporate governance and executive oversight matters.

  Experience in compensation matters through wide advisory capacities and exposure to current executive compensation trends.

     David B. Henry, age 64, has been the CEO of the Company since December 31, 2009, President since December 2008 and Vice Chairman of the Board of Directors since April 2001. Prior to joining the Company, Mr. Henry was the Chief Investment Officer of G.E. Capital Real Estate since 1997 and has held various positions at G.E. Capital for more than five years prior to 1997. Mr. Henry is also a director of Fairfield County Bank, a mutual savings bank and a director and Chairman of the Compensation Committee of HCP, Inc. Mr. Henry is the former Chairman and currently a Trustee of the International Council of Shopping Centers (ICSC) and is currently on the Executive Committee of the Board of Governors of NAREIT and a member of The Real Estate Roundtable. Mr. Henry graduated from Bucknell University with a B.S. in Business Administration and received his M.B.A. from the University of Miami.

     Key experience and qualifications to serve on the Board of Directors include:

  Day-to-day leadership, as CEO of the Company, with a unique perspective on the overall strategic execution of the Company.

  Service for 10 years as the Company’s Chief Investment Officer and leadership in the Company’s investment management process, portfolio reviews, new business initiatives and employee communication efforts.

  23 years of experience at G.E. Capital Real Estate, serving the last 5 years as Chief Investment Officer/Senior Vice President and Chairman of G.E. Capital Investment Advisors.

  Experience on the senior management team for real estate investments totaling more than $20.0 billion in 11 countries worldwide in his role at G.E. Capital.

  Service as a Trustee and former Chairman of the ICSC, member of Executive Committee of the Board of Governors of NAREIT and The Real Estate Roundtable provides the Board of Directors with a global understanding of REITs and current industry and market trends.

     F. Patrick Hughes, age 65, has been a Director of the Company since October 2003. Mr. Hughes is currently the Chair of the Audit Committee and a member of the Executive Compensation and Nominating and Corporate Governance Committees. Mr. Hughes is a Certified Public Accountant. Mr. Hughes has been the President of Hughes & Associates, LLC since October 2003. In addition, Mr. Hughes was a Director for Nottingham Properties, Inc. from 2001 to 2007 and Chairman of the Board of Directors from 2006 to 2007. Mr. Hughes previously served as the CEO, President and Trustee of Mid-Atlantic Realty Trust from its formation in 1993 to 2003. Mr. Hughes is also a Trustee of the State Retirement and Pension System of Maryland and serves as Vice Chairman of its Investment Committee and is Chairman of its Audit Committee. Mr. Hughes also serves on the Board of Directors of the John Hopkins Prostate Cancer Advisory Board and as the Chair on the Advisory Board for the John Hopkins University Real Estate Institute. Since May 2012, Mr. Hughes has served on the Society of St. Sulpice-Financial Advisory Board. (Mr. Hughes previously served on the Board from 1982 to 2009). Mr. Hughes served on the Board of Directors of Hoffberger Holdings, LLC from 2001 to 2008 and St. Ignatius Loyola Academy 1994 to 2009. Mr. Hughes earned his B.A. from Loyola University in Maryland and his Executive M.B.A. from the Sellinger School of Business in Baltimore, Maryland.

     Key experience and qualifications to serve on the Board of Directors include:

  39 years of progressive commercial real estate experience.

  Financial expertise and extensive experience with capital markets transactions and investments in both public and private companies.

  Experience as the founder and CEO of Mid-Atlantic Realty Trust provided Mr. Hughes with real estate industry and entrepreneurial experience which allows him to evaluate the Company’s business climate, strategy and new business opportunities.

     Frank Lourenso, age 72, has been a Director of the Company since December 1991. Mr. Lourenso has been an Executive Vice President of JPMorgan Chase & Co. (“J.P. Morgan,” and successor by merger to The Chase Manhattan Bank and Chemical Bank, N.A.) since 1990. Mr. Lourenso was a Senior Vice President of J.P. Morgan for more than five years prior to 1990. Mr. Lourenso is a member of the Board of Trustees of St. Joseph’s College. Mr. Lourenso holds a B.B.A. and an M.B.A. from Baruch College.

     Key experience and qualifications to serve on the Board of Directors include:

  Executive Vice President of J.P. Morgan, one of the world’s leading financial services firms with global scale and reach, bringing to the Board of Directors the perspective of a financial executive with exposure to a wide array of economic, social and corporate governance issues.

  Extensive experience with capital markets matters in the real estate industry and a key contributor to the Board of Directors’ strategic liquidity and capital discussions.

  Expertise in management oversight and financial matters relating to complex global organizations.

     Colombe M. Nicholas, age 68, has been a Director of the Company since May 2011. Ms. Nicholas is currently a member of the Executive Compensation and Nominating and Corporate Governance Committees. Ms. Nicholas has served as a consultant since 2002 to Financo Global Consulting, the international consulting division of Financo, Inc., focusing on identifying expansion opportunities and providing growth advice to companies. Ms. Nicholas’ retail experience includes Bonwit Teller, Bloomingdales’s and R.H. Macy. From the 1980s to 2000, Ms. Nicholas has served as President and CEO of Anne Klein Group, President and CEO of Orr Felt Company, President and Chief Operating Officer of Giorgio Armani Fashion Corporation and President and CEO of Christian Dior New York. While at Christian Dior New York, Ms. Nicholas led sales growth from $125 million to $425 million. Ms. Nicholas has previously served on the Board of Directors of Oakley, Inc. and The Mills Corporation. Ms. Nicholas currently serves on the Board of Directors of Tandy Brand and Herbalife International. Ms. Nicholas has a B.A. from the University of Dayton, a J.D. from the University of Cincinnati College of Law and an honorary doctorate in business administration from Bryant College of Rhode Island.

     Key experience and qualifications to serve on the Board of Directors include:

  Over 10 years of experience in the retail industry in various executive positions provides familiarity and a broad understanding of the operation of retail shopping centers.

  Experience as President and CEO at major licensing, apparel and accessory manufacturing corporations provides insight into management’s day to day actions and responsibilities related to sales of those products.

  Experience through service on other public company boards and knowledge of corporate governance best practices in publicly-traded companies in today’s business environment.

     Richard Saltzman, age 56, has been a Director of the Company since July 2003. Mr. Saltzman is a member of the Executive Compensation and Nominating and Corporate Governance Committees. Mr. Saltzman has served since May 2003 as the President of Colony Capital LLC, a global real estate investment management firm where Mr. Saltzman shares responsibility for the firm’s global operations and guides the strategic planning, acquisition and asset management activities of Colony and oversees new business initiatives. Mr. Saltzman has been the CEO, President and a Director of Colony Financial Inc. (NYSE listed-CLNY) since September 2009. Prior to joining Colony Capital LLC, Mr. Saltzman was a Managing Director and Vice Chairman of Merrill Lynch’s investment banking division and held various other positions at Merrill Lynch for more than five years prior to that time. Mr. Saltzman has a B.A. from Swarthmore College and an M.S. from Carnegie-Mellon University.

     Key experience and qualifications to serve on the Board of Directors include:

  More than 30 years of experience in real estate, including investing as a principal and as an investment manager, capital markets and investment banking.

  Significant experience with REITs, including initial public offerings, other capital markets products and mergers and acquisitions.

  More than 20 years of direct experience interacting in various capacities with the Company.

Vote Required

     Nominees for director shall be elected by a majority of the votes cast in person or by proxy at the Annual Meeting. A majority of the votes cast means the affirmative vote of a majority of the total votes cast “for” and “against” such nominee. Withheld votes will be treated as votes against the nominee. For purposes of the election of directors, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE
NOMINEES SET FORTH IN THIS PROXY STATEMENT.

General Information About the Board of Directors

     Term of Office. All directors of the Company serve terms of one year and until the election and qualification of their respective successors.

     Attendance at Board of Directors and Committee Meetings and 2012 Annual Meeting. The Board of Directors met seven times in person or telephonically in 2012. Attendance at Board and Committee meetings during 2012 averaged over 90% for directors as a group, and no director attended fewer than 75% of the aggregate of the total meetings of the Board and of the Committees on which each director serves. All of the directors of the Board of Directors were in attendance at the 2012 Annual Meeting of Stockholders held on May 1, 2012. Our director attendance policy is included in our Corporate Governance Guidelines, which are available on the Company’s website located at www.kimcorealty.com and is available in print to any stockholder who requests it.

     Communications with Directors. The Audit Committee and the non-management directors have established procedures to enable anyone who has a concern about the Company’s conduct or policies, or any employee who has a concern about the Company’s accounting, internal accounting controls or auditing matters, to communicate that concern directly to the Board of Directors, the Lead Independent Director, the non-management directors or the Audit Committee. Such communications may be confidential or anonymous, and may be submitted in writing to the Board of Directors, the Lead Independent Director or the non-management directors by sending a letter by mail addressed to the Board of Directors, the Lead Independent Director or the non-management directors c/o Secretary of the Company, Kimco Realty Corporation, 3333 New Hyde Park Road, New Hyde Park, New York, 11042-0020. The Board of Directors has designated Richard G. Dooley as its Lead Independent Director to review these communications and present them to the entire Board of Directors or forward them to the appropriate directors.

Director Independence

     Our Board of Directors has adopted a formal set of categorical independence standards for directors. These categorical standards specify the criteria by which the independence of our directors will be determined, including guidelines for directors and their immediate families with respect to past employment or affiliation with the Company or its independent registered public accounting firm. These categorical standards meet, and in some areas exceed, the listing standards of the NYSE. The Board of Directors’ categorical standards are available along with our Corporate Governance Guidelines on the Company’s website located at www.kimcorealty.com and is available in print to any stockholder who requests it.

     In accordance with these categorical standards and the NYSE listing standards, the Board of Directors undertook its annual review of the independence of its directors on February 5, 2013. During this review, the Board of Directors considered transactions and relationships between each director or members of his or her immediate family and the Company. The Board of Directors also considered whether there were any transactions or relationships between directors or members of their immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder). The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director is independent.

     As a result of this review, the Board of Directors affirmatively determined that the following nominees for director are independent of the Company and its management under the standards set forth in the categorical standards and the NYSE listing standards:

Philip E. Coviello	Richard G. Dooley
Joe Grills	F. Patrick Hughes
Frank Lourenso	Colombe M. Nicholas
Richard Saltzman

     In making these determinations, the Board of Directors considered the relationships and transactions described under the caption “Certain Relationships and Related Transactions” beginning on page 44.

     In addition, none of the directors’ family members serves as an executive officer of the Company.

Corporate Governance

     Board Leadership Structure. The Board of Directors has separated the roles of the Executive Chairman of the Board of Directors and the CEO in recognition of the differences between the two roles. The CEO is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Executive Chairman of the Board of Directors provides guidance to the CEO, establishes the agenda for Board of Directors meetings in consultation with the CEO and presides over meetings of the full Board of Directors. Because Mr. Cooper, the Executive Chairman, is an employee of the Company and is therefore not “independent,” the Board of Directors has appointed the Chairman of the Nominating and Corporate Governance Committee, Richard G. Dooley, as Lead Independent Director to preside at all executive sessions of “non-management” directors, as defined under the NYSE Listed Company Manual.

     Stock Ownership Guidelines. The Board of Directors adopted revised stock ownership guidelines in July 2012 for non-employee directors and executive officers that require each non-employee director and executive officer to own shares of our Common Stock. Under the guidelines, all current non-employee directors must own shares of our Common Stock with a value equal to five times the annual Board retainer. Executive officers must own shares of our Common Stock with a value equal to a certain multiple of his or her base salary. Our Executive Chairman must own shares of our Common Stock with a value equal to five times base salary, our CEO must own shares of our Common Stock with a value equal to five times base salary, our Chief Operating Officer must own shares of our Common Stock with a value equal to three times base salary, and our Chief Financial Officer must own shares of our Common Stock with a value equal to two times base salary. Equity interests that count toward the satisfaction of the ownership guidelines include shares owned outright, shares jointly owned, and restricted shares and shares held in a 401(k) retirement plan. Directors and executive officers have five years from the date they become a member of the Board of Directors to attain these ownership levels or until December 31, 2014 to meet the ownership levels, whichever is later. We believe that all of our directors and executive officers, with the exception of Ms. Nicholas who joined the Board of Directors in 2011, are currently in compliance with the stock ownership requirements.

     Director Continuing Education. The Company maintains a program of continuing education for directors. In 2012, directors participated in customized Company-sponsored sessions on business-related topics, corporate governance matters, SEC rule changes, and other current topics, including issues applicable to particular committees of the Board of Directors. These sessions included detailed presentations on these matters and discussions on each of the covered topics.

     Clawback Policy. The Company may seek repayment of cash and equity incentive compensation paid to named executive officers (“NEOs”) in the event of a material misstatement of the Company’s financial results where an NEO engaged in actual fraud or willful unlawful misconduct that materially contributed to the need to restate. Where the Executive Compensation Committee of the Board of Directors determines that these circumstances exist, the Committee may direct the Company to recover the after-tax portion of the difference between the compensation actually paid or awarded and the compensation calculated using the restated financial statements, based upon the Committee’s view of all relevant facts and circumstances and the best interests of the Company.

     Risk Oversight. Our Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. Management is responsible for establishing our business strategy, identifying and assessing the related risks and establishing appropriate risk management practices. Our Board of Directors reviews our business strategy and management’s assessment of the related risk, and discusses with management the appropriate level of risk for the Company.

     Our Board of Directors administers its risk oversight function with respect to our operating risk as a whole, and meets with management at least quarterly to receive updates with respect to our operations, business strategies and the monitoring of related risks. The Board of Directors also delegates oversight to the Audit, Executive Compensation and Nominating and Corporate Governance Committees to oversee selected elements of risk:

  Our Audit Committee selects and engages our independent registered public accounting firm and oversees financial risk exposures, including monitoring the integrity of the financial statements, internal controls over financial reporting and the independence of the independent auditor of the Company. The Audit Committee receives a risk and internal controls assessment report from the Company’s internal auditors on at least an annual basis and more frequently as appropriate. The Audit Committee also assists the Board of Directors in fulfilling its oversight responsibility with respect to compliance with legal and regulatory matters related to the

Company’s financial statements and meets quarterly with our financial management, independent auditors and legal advisors for updates on risks related to our financial reporting function. The Audit Committee also monitors our whistleblower hot line with respect to financial reporting matters. The Audit Committee also oversees financial, credit and liquidity risk by working with our treasury function to evaluate elements of financial and credit risk and advises on our financial strategy, capital structure and long-term liquidity needs, and the implementation of risk mitigating strategies. Individuals who supervise day-to-day risk in this area have direct access to the Board of Directors, and the Company’s Chief Financial Officer meets regularly with our Audit Committee to discuss and advises on elements of risks related to our credit risk and function.

  Our Executive Compensation Committee oversees risk management by participating in the creation of compensation structures that create incentives that support an appropriate level of risk-taking behavior consistent with the Company’s business strategy.

  Our Nominating and Corporate Governance Committee oversees governance related risks by working with management to establish corporate governance guidelines applicable to the Company, including recommendations regarding director nominees, the determination of director independence, Board of Directors leadership structure and membership on Board of Directors Committees. The Company’s Nominating and Corporate Governance Committee also oversees risk by working with management to adopt a code of ethics designed to support the highest standards of business ethics.

     Our Board of Directors and Committees’ risk oversight responsibilities are discussed further in “Committees of the Board of Directors” below.

Committees of the Board of Directors

     The following table identifies the current committee chairs and members:

Nominating
		Executive	and Corporate
	Audit	Compensation	Governance
	Committee	Committee	Committee
Independent Directors
Philip E. Coviello	•	•	•
Richard G. Dooley	•	•	C
Joe Grills	•	C	•
F. Patrick Hughes	C	•	•
Frank Lourenso*
Colombe M. Nicholas		•	•
Richard B. Saltzman		•	•

Management Directors
Milton Cooper
David B. Henry
____________________
*	Mr. Lourenso serves as an non-voting Observer on the Executive Compensation and Nominating and Corporate Governance Committees.
(C)	Chair
•	Member

     Audit Committee. The Audit Committee currently consists of Mr. Hughes, who is chairman of the Audit Committee, and Messrs. Dooley, Grills and Coviello, all of whom are independent directors. Six meetings of the Audit Committee were held in person or telephonically during 2012. Messrs. Hughes, Dooley, Grills and Coviello are each an “audit committee financial expert”, as determined by the Board of Directors in accordance with Item 407(d)(5) of Regulation S-K, and are “independent” from the Company as defined by the current listing standards of the NYSE. The Audit Committee operates under a written charter, as amended, adopted by the Board of Directors. A copy of the Audit Committee Charter, as amended, is available on the Company’s website located at www.kimcorealty.com and is available in print to any stockholder who requests it.

     The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities as related to the Company’s risk management processes. The Board of Directors and Audit Committee oversee (i) the integrity of the Company’s financial statements and financial reporting process and the Company’s systems of internal accounting and financial controls; (ii) the performance of the internal audit function; (iii) the annual independent integrated audit of the Company’s consolidated financial statements and internal control over financial reporting, the engagement of the independent registered public accounting firm and the evaluation of the independent registered public accounting firm’s qualifications, independence and performance; (iv) policy standards and guidelines for risk assessment and risk management; (v) the Company’s compliance with legal and regulatory requirements, including the Company’s disclosure controls and procedures; and (vi) the fulfillment of the other responsibilities set out in the Audit Committee Charter, as adopted by the Board of Directors. The Audit Committee receives regular reports from management regarding the Company’s assessment of risks. In addition, the Audit Committee reports regularly to the Board of Directors. The Board of Directors and Audit Committee focus on the Company’s general risk management strategy, and also ensure that risks undertaken by the Company are consistent with the business strategies approved by the Board of Directors. While the Board of Directors oversees the Company’s risk management, management is responsible for the day-to-day risk management processes and reports directly to both the Board of Directors and Audit Committee on a regular basis and more frequently as appropriate. The Board of Directors believes this division of responsibilities is the most effective approach for addressing the risks facing the Company.

     Executive Compensation Committee. The Executive Compensation Committee currently consists of Mr. Grills, who is chairman of the Executive Compensation Committee, and Messrs. Dooley, Hughes, Saltzman and Coviello and Ms. Nicholas, all of whom are independent directors. The Board of Directors has established an Executive Compensation Committee to: (i) review (in consultation with management or the Board of Directors) and recommend to the Board of Directors for approval and evaluate the compensation plans, policies and programs of the Company, especially those regarding executive compensation; and (ii) determine the compensation of the chief executive officer and all other executive officers of the Company.

     More specifically, the Executive Compensation Committee annually reviews and approves corporate goals and objectives relevant to the total direct compensation - that is, changes in base salary, bonus payments and equity awards - of the CEO. For other NEOs, the Executive Compensation Committee reviews their performance against these goals and objectives and, based on its evaluation, approves their total direct compensation. The details of the processes and procedures involved are described in the Compensation Discussion and Analysis beginning on page 21.

     Five meetings of the Executive Compensation Committee were held in person or telephonically during 2012. The Executive Compensation Committee operates under a written charter adopted by the Board of Directors. A copy of the Executive Compensation Committee Charter is on the Company’s website located at www.kimcorealty.com and is available in print to any stockholder who requests it.

     The Board of Directors and Executive Compensation Committee, in consultation with management, have reviewed the design and operation of the Company’s incentive compensation arrangements, including the performance objectives and target levels used in connection with incentive awards, and evaluated the relationship between the Company’s risk management policies and practices and these arrangements. As a result of this review, management has determined, and the Board of Directors has affirmed management’s determination, that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company because they do not encourage the Company’s employees to take excessive or unnecessary risks. The Executive Compensation Committee believes that the combination of the Company’s (i) balanced approach to compensation, (ii) reliance on a variety of performance measures and (iii) use of both quantitative and qualitative assessments of performance reflected in the Company’s compensation program is consistent with the Company’s objectives and risk profile. Accordingly, the performance objectives in the Company’s annual incentive compensation plan are balanced with those contained in the Company’s long-term incentive compensation plan to ensure that both are aligned and consistent with the Company’s long-term business plan. The Company’s mix of equity-based awards has been allocated to ensure an appropriate combination of incentive and retention objectives, and the Company has established stock ownership guidelines to ensure that the interests of the Company’s executive officers are aligned with the interests of the Company’s stockholders.

     In reaching its conclusion that the Company’s compensation policies and practices do not encourage excessive and unnecessary risk taking, the Executive Compensation Committee considered several factors including salaries, bonuses and equity awards. The Company’s benefits and retirement plans are not linked to performance. There is an annual performance-based bonus program for employees that provides a discretionary award based on the respective level in the Company, individual performance and overall Company performance. While the Company’s bonus program for its leasing personnel is tied to personal production for new lease deals and renewals, management is comfortable that this bonus opportunity fairly incentivizes leasing personnel without being excessive. In addition, executive bonuses and equity awards are based on certain performance measures (established by the Executive Compensation Committee and management) including, but not limited to, funds from operations, results from operations, contributions from real estate investment programs, financial considerations, individual performance and enterprise-wide performance. The Company’s long-term equity awards consist primarily of performance shares, restricted stock and stock options. These awards are intended to further link recipients’ interests with stockholder interests. The Company’s Executive Severance Plan with its NEOs and certain members of management, as well as the Company’s employment agreement with Mr. Cohen which expired January 31, 2012, also provide severance protections. Since there are no performance-based aspects of these severance arrangements, and the Company generally retains the ability to terminate an executive “for cause” without triggering severance, the Executive Compensation Committee does not believe these agreements encourage excessive risk-taking. The Executive Compensation Committee believes that it is not overly reliant on any single measure of performance and assesses actual results against each performance measure as well as taking into account overall performance against targets. In addition to the quantitative performance measures, the Executive Compensation Committee also assesses the broader business environment and relative performance of the Company to evaluate individual performance. Finally, the Executive Compensation Committee considers changes in the business, industry and capital markets environment in determining compensation policies and practices.

     Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee currently consists of Mr. Dooley, who is chairman of the Nominating and Corporate Governance Committee, and Messrs. Grills, Hughes, Saltzman and Coviello and Ms. Nicholas, all of whom are independent directors. The functions of the Nominating and Corporate Governance Committee include recommending candidates for annual election to the Board of Directors and filling vacancies on the Board of Directors that may arise from time-to-time and senior management succession. The Nominating and Corporate Governance Committee is not limited to any specific process in identifying candidates and will consider candidates suggested by other members of the Board of Directors, as well as candidates recommended by stockholders. Such recommendations should include the name and address and other pertinent information about the candidate as is required to be included in the Company’s Proxy Statement. Recommendations should be submitted to the Secretary of the Company. In addition, the Nominating and Corporate Governance Committee is authorized to retain search firms and other consultants to assist it in identifying candidates and fulfilling other duties.

     As described in the Company’s Corporate Governance Guidelines, consideration is given to assuring that the Board of Directors, as a whole, considers diversity in its broadest sense, including persons diverse in geography, gender and ethnicity as well as representing diverse experiences, skills and backgrounds. We believe a diverse group can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment. The Board of Directors and Nominating and Corporate Governance Committee take into account many factors in recommending candidates for a director position. These factors include, but are not limited to, the ability to make independent analytical inquiries; general understanding of marketing, finance, accounting and other elements relevant to the success of a publicly-traded company in today’s business environment; understanding of the Company’s business on a technical level; other board service and educational and professional background. In addition, each candidate nominee must possess fundamental qualities of intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility. The Board of Directors and the Nominating and Corporate Governance Committee evaluate each individual candidate by considering all appropriate factors as a whole. The Company’s approach favors active deliberation rather than using rigid formulas to assign relative weights to these factors. Following the end of each fiscal year, the Nominating and Corporate Governance Committee establishes the criteria for and conducts an annual assessment of the performance of the Board of Directors with respect to these factors. Consideration of other corporate governance principles or modifications of such principles may also be discussed at that time.

     The Nominating and Corporate Governance Committee is also responsible for ensuring that the Company adheres to good corporate governance principles and for developing and implementing the Company’s (i) Corporate Governance Guidelines that apply to all of its directors and management and (ii) Code of Business Conduct and Ethics (“Code of Ethics”) for all of its directors and employees. The Nominating and Corporate Governance Committee is also charged with the task of ensuring the Company’s compliance with all NYSE listing requirements. Three meetings of the Nominating and Corporate Governance Committee were held in person or telephonically during 2012. The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors. Copies of the Nominating and Corporate Governance Committee charter, the Corporate Governance Guidelines, and the Code of Ethics are available on the Company’s website located at www.kimcorealty.com and are available in print to any stockholder who requests it.

     The Nominating and Corporate Governance Committee is responsible for reviewing the leadership structure of the Board of Directors. As part of this review, the Committee evaluates (i) whether to have a Lead Independent Director, (ii) the responsibilities of the positions of Chairman of the Board of Directors and Lead Independent Director, and (iii) the qualifications for those positions, including whether the position of Chairman of the Board of Directors should be held by the CEO, an independent director, or a non-independent director other than the CEO. The Committee makes its recommendation to the full Board of Directors, which is responsible for approving the leadership structure of the Board of Directors. The Board of Directors has named Richard G. Dooley as its Lead Independent Director. In this capacity, Mr.

Dooley is designated to chair executive sessions of the Company’s Non-Management Directors and to act as a liaison between management and other independent directors.

     Meetings of Non-Management Directors. The Non-Management Directors meet in executive session at each in-person Board of Directors meeting, and more frequently if necessary. “Non-Management” Directors are all those Directors who are not employees of the Company. The Non-Management Directors consist of Messrs. Dooley, Grills, Hughes, Lourenso, Saltzman and Coviello and Ms. Nicholas.

Executive Officers

     The following table sets forth information with respect to the executive officers of the Company as of March 18, 2013.

Name	Age	Position	Joined Kimco
Milton Cooper	84	Executive Chairman of the Board of Directors	Co-Founder
David B. Henry	64	Vice Chairman of the Board of Directors, President and	2001
		Chief Executive Officer
Michael V. Pappagallo	54	Executive Vice President, Chief Operating Officer	1997
Glenn G. Cohen	49	Executive Vice President, Chief Financial Officer and	1995
		Treasurer

     The executive officers of the Company serve in their respective capacities for approximately one-year terms and are subject to appointment by the Board of Directors, generally at the time of the annual meeting of the Board of Directors following the 2013 Annual Meeting of Stockholders.

     Please see Proposal 1 - Election of Directors - Information Regarding Nominees starting on page 9 for information regarding Milton Cooper and David B. Henry.

     Michael V. Pappagallo was appointed Chief Operating Officer of the Company in April 2010, and was previously Chief Financial Officer, a position he assumed in May 1997. Mr. Pappagallo directs the implementation of the Company’s business strategy as well as the day to day activities of its shopping center business. Prior to joining Kimco in 1997, Mr. Pappagallo was the Chief Financial Officer of G.E. Capital’s Commercial Real Estate Financing business, and held various other financial and business development positions. Mr. Pappagallo’s background also includes nine years at the accounting firm KPMG LLP where he served as Senior Manager in the audit group, responsible for serving a variety of clients in industries ranging from financial services to manufacturing. Mr. Pappagallo received an accounting degree from Iona College in New Rochelle, NY in 1981. He is a Certified Public Accountant and a member of NAREIT and ICSC.

     Glenn G. Cohen was appointed Chief Financial Officer of the Company in June 2010, and continues as Treasurer, a position he has held since 1997. Mr. Cohen directs the Company’s financial and capital strategy and oversees the day-to-day accounting, financial reporting and planning, tax, treasury and capital market activities. Prior to joining Kimco in 1995 as Director of Accounting and Taxation, Mr. Cohen served as Chief Operating Officer and Chief Financial Officer for U.S. Balloon Manufacturing Company, Chief Financial Officer for EMCO Sales and Service, L.P. and spent six years at the public accounting firm Coopers & Lybrand, LLP (predecessor to PricewaterhouseCoopers LLP), where he served as a manager in the audit group. Mr. Cohen received a Bachelor of Science degree in accounting from the State University of New York at Albany in 1985. He is a Certified Public Accountant and a member of NAREIT and ICSC.

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth certain information available to the Company, as of March 1, 2013, with respect to shares of its Common Stock and Class H, Class I, Class J and Class K Preferred Stock (i) held by those persons known to the Company to be the beneficial owners (as determined under the rules of the SEC) of more than 5% of such shares and (ii) held, individually and as a group, by the directors and executive officers of the Company.

	Shares Owned Beneficially (#)							Percent of Class(%)
Name & Address
(where required)
of Beneficial Owner	Common		Class H	Class I	Class J	Class K	Common	Class H(1)	Class I(1)	Class J(1)	Class K(1)
The Vanguard Group Inc.	53,139,638	(2)	–	–	–	–	13.0%	–	–	–	–
100 Vanguard Blvd
Malvern, PA 19355
BlackRock, Inc.	32,290,068	(3)	–	–	–	–	7.9%	–	–	–	–
40 East 52nd Street
New York, NY 10022
Cohen & Steers Inc.	30,435,472	(4)	–	–	–	–	7.5%	–	–	–	–
280 Park Ave. 10th Floor
New York, NY 10017
FMR, LLC	25,996,407	(5)	–	–	–	–	6.4%	–	–	–	–
82 Devonshire Street
Boston, MA 02109
State Street Corporation	22,123,847	(6)	–	–	–	–	5.4%	–	–	–	–
One Lincoln Street
Boston, MA 02111
APG Asset Management	21,626,514	(7)					5.3%
US Inc.
666 Third Ave.
New York, NY 10017
Milton Cooper	11,222,807	(8)	–	–	–	–	2.7%	–	–	–	–
c/o Kimco Realty		(9)
Corporation
3333 New Hyde Park Rd.
New Hyde Park, NY 11042
David B. Henry	1,561,734	(10)	–	–	–	–	*	–	–	–	–
Michael V. Pappagallo	1,202,490	(11)	–	–	–	–	*	–	–	–	–
Glenn G. Cohen	463,500	(12)	–	–	–	–	*	–	–	–	–
Richard G. Dooley	385,577	(13)	–	–	–	–	*	–	–	–	–
Frank Lourenso	374,946	(14)	–	–	–	–	*	–	–	–	–
Joe Grills	256,939	(15)	–	–	–	–	*	–	–	–	–
F. Patrick Hughes	210,678	(16)	–	–	–	–	*	–	–	–	–
Richard Saltzman	209,050	(17)	–	–	–	–	*	–	–	–	–
Philip E. Coviello	85,419	(18)	–	–	–	–	*	–	–	–	–
Colombe M. Nicholas	32,743	(19)	–	–	–	–	*	–	–	–	–

All Directors and	16,005,883		–	–	–	–	3.9%	–	–	–	–
executive officers as a
group
____________________
*	Less than 1%
(1)	Not applicable. The Company's Class H, Class I, Class J and Class K Preferred Stock are, generally, not voting securities of the Company.
(2)	The Company has received a copy of Schedule 13G as filed with the SEC by Vanguard Group Inc. ("Vanguard") reporting ownership of these shares as of December 31, 2012. As reported in said Schedule 13G, Vanguard has sole voting power with respect to 1,314,133 shares and has sole dispositive power for 52,069,609 shares.
(3)	The Company has received a copy of Schedule 13G as filed with the SEC by BlackRock, Inc. ("BlackRock") reporting ownership of these shares as of December 31, 2012. As reported in said Schedule 13G, BlackRock has sole voting power and sole dispositive power with respect to 32,290,068 shares.
(4)	The Company has received a copy of Schedule 13G as filed with the SEC by Cohen and Steers Inc. ("Cohen and Steers") reporting ownership of these shares as of December 31, 2012. As reported in said Schedule 13G, Cohen and Steers has sole voting power with respect to 14,989,244 shares and has sole dispositive power for 30,435,472 shares.
(5)	The Company has received a copy of Schedule 13G as filed with the SEC by FMR, LLC ("FMR") reporting ownership of these shares as of December 31, 2012. As reported in said Schedule 13G, FMR has sole voting power with respect to 535,613 shares and has sole dispositive power for 25,996,407 shares.
(6)	The Company has received a copy of Schedule 13G as filed with the SEC by State Street Corporation (“State Street”) reporting ownership of these shares as of December 31, 2012. As reported in said Schedule 13G, State Street has shared voting power and shared dispositive power with respect to 22,123,847 shares.
(7)	The Company has received a copy of Schedule 13G as filed with the SEC by APG Asset Management US Inc. ("APG") reporting ownership of these shares as of December 31, 2012. As reported in said Schedule 13G, APG has sole voting power and sole dispositive power with respect to 21,626,514 shares.

(8)	Includes 195,000 shares held by a foundation controlled by Mr. Cooper. Does not include 1,355,645 shares held by adult members of Mr. Cooper's family all of which shares Mr. Cooper disclaims beneficial ownership. Includes options or rights to acquire 1,336,525 shares of Common Stock that are exercisable within 60 days of March 1, 2013, 37,428 shares held in his 401(k) account and 125,492 shares of restricted stock.
(9)	Excludes 2,065,358 shares held by KC Holdings, Inc., a private corporation in which Mr. Cooper holds less than 10% of the outstanding equity. Mr. Cooper disclaims beneficial ownership of all shares indirectly held by KC Holdings, Inc. and does not share the power to vote or dispose of such shares.
(10)	Does not include 900 shares owned by Mr. Henry's children, as to all of which Mr. Henry disclaims beneficial ownership. Includes options or rights to acquire 1,186,525 shares of Common Stock that are exercisable within 60 days of March 1, 2013, 49,436 shares held in his 401(k) account and 134,610 shares of restricted stock. Includes 163,322 shares held in a margin account.
(11)	Includes 331,450 shares held by Pappagallo Family Holdings LLC, a limited liability company in which Mr. Pappagallo owns a majority of the equity interest and is a co-managing member with his spouse. Includes options or rights to acquire 754,014 shares of Common Stock that are exercisable within 60 days of March 1, 2013, 2,744 shares held in his 401(k) account and 100,839 shares of restricted stock. Includes 331,450 shares held in a margin account.
(12)	Includes 412 shares held by Mr. Cohen for his children. Includes options or rights to acquire 296,839 shares of Common Stock that are exercisable within 60 days of March 1, 2013, 10,638 shares held in his 401(k) account and 119,559 shares of restricted stock. Includes 36,052 shares held in a margin account.
(13)	Includes options or rights to acquire 152,000 shares of Common Stock that are exercisable within 60 days of March 1, 2013 and 10,750 shares of restricted stock.
(14)	Does not include 4,500 shares owned by Mrs. Lourenso, his spouse, as to all of which shares Mr. Lourenso disclaims beneficial ownership. Includes 635 shares held by Mr. Lourenso as trustee for the benefit of his granddaughter. Does not include 4,174 shares owned by Mr. Lourenso's children, as to all of which Mr. Lourenso disclaims beneficial ownership. Includes options or rights to acquire 152,000 shares of Common Stock that are exercisable within 60 days of March 1, 2013 and 10,750 shares of restricted stock.
(15)	Includes options or rights to acquire 152,000 shares of Common Stock that are exercisable within 60 days of March 1, 2013 and 10,750 shares of restricted stock.
(16)	Includes options or rights to acquire 157,626 shares of Common Stock that are exercisable within 60 days of March 1, 2013 and 10,750 shares of restricted stock.
(17)	Includes 50 shares held by Mr. Saltzman for his son. Includes options or rights to acquire 152,000 shares of Common Stock that are exercisable within 60 days of March 1, 2013 and 10,750 shares of restricted stock.
(18)	Includes 4,500 shares held in a Testamentary Trust in which Mr. Coviello is a trustee. Does not include 6,500 shares owned by Mrs. Coviello, his spouse, as to all of which shares Mr. Coviello disclaims beneficial ownership. Includes options or rights to acquire 37,000 shares of Common Stock that are exercisable within 60 days of March 1, 2013 and 10,750 shares of restricted stock.
(19)	Includes options or rights to acquire 14,667 shares of Common Stock that are exercisable within 60 days of March 1, 2013 and 6,875 shares of restricted stock.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

     We pay our NEOs using salary, annual incentive and equity awards. We seek to pay our NEOs in a way that encourages long-term increases in stockholder value and long-term employee retention. We also recognize that our NEO pay must compete with what comparable employers pay. For 2012, our NEOs were:

  Milton Cooper, Executive Chairman of the Board of Directors;

  David B. Henry, Vice Chairman of the Board of Directors, President and Chief Executive Officer;

  Michael V. Pappagallo, Executive Vice President and Chief Operating Officer;

  Glenn G. Cohen, Executive Vice President, Chief Financial Officer and Treasurer; and

  Barbara M. Pooley, former Executive Vice President and Chief Administrative Officer.*

     Our Board of Directors has an Executive Compensation Committee (the “Committee”) that administers and monitors what and how we pay our NEOs and other executives. The Committee held five meetings in person or by phone during 2012. The Committee is comprised of Joe Grills (Chairman), Philip Coviello, Richard Dooley, F. Patrick Hughes, Colombe M. Nicholas, and Richard Saltzman. We encourage feedback from our stockholders regarding our executive compensation program. In 2012, over 99% of the votes cast in our Say on Pay advisory vote approved the proposal.

     For us, 2012 was a year of continuing economic challenges and uncertainty. Our senior management team worked to strategically position Kimco for long-term performance by focusing their efforts on strengthening our domestic and international portfolios, maintaining our capital and liquidity positions, and operating competitively. Our compensation decisions in 2012 emphasized rewarding corporate / financial performance and individual performances and achievements of our NEOs, commensurate with our business results, to successfully execute our vision as the premier owner and operator of retail shopping centers with our core business operations focusing on owning and operating neighborhood and community shopping centers through investments in the United States, Canada and Latin America.

Executive Summary

     Our Business

     Kimco Realty Corporation is one of the nation’s largest publicly-traded owners and operators of neighborhood and community shopping centers. As of December 31, 2012, the Company had interests in 896 shopping center properties aggregating 131.3 million square feet of gross leasable area (“GLA”) and 829 other property interests, primarily through the Company’s preferred equity investments, other real estate investments and non-retail properties, totaling 26.6 million square feet of GLA, for a grand total of 1,725 properties aggregating 157.9 million square feet of GLA, located in 44 states, Puerto Rico, Canada, Mexico, Chile, Brazil and Peru.

     2012 Business Highlights

     Despite continued challenges and uncertainties in the global economy and capital markets, we were able to deliver improved financial results and make progress on our business development strategies. Highlights of the 2012 fiscal year included:

  Achieved funds from operations (“FFO”), as adjusted (non-GAAP) of $510.4 million or $1.26 per diluted share for the full year 2012, representing a 5 percent increase per diluted share over 2011 FFO, as adjusted. See Annex A starting on page 50 for a reconciliation of net income to FFO, as adjusted.

  Ended December 31, 2012 with gross occupancy in the total combined shopping center portfolio of 94.0 percent, representing an increase of 70 basis points on a sequential basis.

  Executed 2,678 leases, renewals and options totaling over 10.0 million square feet in the combined shopping center portfolio.
____________________
*	The Company entered into a separation and release agreement with Ms. Pooley on January 18, 2012 governing the terms of her departure from the Company on January 13, 2012. As of January 13, 2012, Ms. Pooley was no longer an employee of the Company. Substantially all of Ms. Pooley’s 2012 compensation related to severance payments made under the terms of the agreement, which is discussed in “Potential Payments upon Termination or Change in Control” below. Consequently, the discussion of 2012 compensation decisions in this Compensation Discussion & Analysis (“CD&A”) is generally inapplicable to Ms. Pooley. To simplify the information presented, references to our NEOs in this CD&A and the related tables and narrative disclosures exclude Ms. Pooley unless the context otherwise indicates.

  Acquired 24 shopping center properties, five outparcels and 69 net leased parcels comprising an aggregate 3.1 million square feet of GLA in 2012.

  Disposed of 62 non-strategic operating properties, five land parcels and four outparcels.

  Monetized non-retail assets of $83.0 million and reduced its non-retail book values by $114.1 million to $398.4 million, representing less than 3.5% of total assets, before depreciation.

  Reduced net debt to EBITDA, as adjusted (non-GAAP) from 6.2x to 5.7x further strengthening the balance sheet and executed over $2 billion of capital raising during 2012 primarily used for the refinancing and repayment of debt and redemption of higher coupon perpetual preferred stock. See Annex A starting on page 50 for a reconciliation of net income to EBITDA, as adjusted.

     Executive Compensation and Corporate Governance Highlights

     Our compensation philosophy and corporate governance standards are designed to align executive compensation with long-term stockholder interests:

  We maintain a majority vote for the election of directors (uncontested elections).

  The leadership structure of our Board of Directors consists of an Executive Chairman, a Vice Chairman (who is also our President and CEO), a Lead Independent Director, who is elected by the independent directors, and knowledgeable committee chairs with appropriate experience.

  The Committee’s independent compensation consultant, Pay Governance, is retained directly by the Committee and performs no other services for management.

  The Committee conducts continuous reviews of our compensation strategy, including a review of our compensation-related risk profile so that our compensation-related policies and programs do not create risks that are reasonably likely to have a material adverse effect on the Company.

  A significant portion of our NEOs’ pay is performance based. For example, 76% of the CEO’s total compensation is linked directly to the Company’s performance and 100% of annual long-term incentive opportunities for all NEOs are delivered in performance-based equity awards in the form of stock options and performance shares.

  We have stock ownership guidelines for our NEOs and directors. As of December 31, 2012, each of the NEOs and directors who were employed with us, with the exception of Ms. Nicholas who joined the Board in 2011, satisfied his or her individual stock ownership level. See “Corporate Governance—Stock Ownership Guidelines” on page 14 for more information.

  We maintain a program of continuing education for directors. In 2012, directors participated in customized Company-sponsored sessions on business-related topics, corporate governance matters, SEC rule changes, and other current topics, including issues applicable to particular committees of the Board of Directors.

  Our Board has a policy prohibiting our NEOs and members of the Board from engaging in any hedging transactions with respect to equity securities of the Company held by them, which includes the purchase of any financial instrument (including prepaid variable forward contracts, equity swaps, collars and exchange funds) designed to hedge or offset any decrease in the market value of such equity securities.

  The Company has a policy that limits the pledging of shares to 25% of holdings above the stock ownership requirements for our NEOs and members of the Board effective December 31, 2014.

  The Company adopted a clawback policy as further described on page 14.

  Our NEOs receive no perquisites or other personal benefits, unless such benefits serve a necessary business purpose, such as the use of Company-provided vehicles and drivers. Additionally our NEOs receive other benefits such as life insurance as well as other health and welfare programs that are provided to employees generally.

  We maintain an executive severance plan with a “double trigger” change in control arrangement that covers our NEOs and certain other members of the Company’s senior management. The executive severance plan does not provide for any gross-up payments for Parachute Payment Taxes (as defined below).

     Stockholder Say-on-Pay Votes

     At our 2012 Annual Meeting of Stockholders, we provided our stockholders with the opportunity to cast an advisory vote on executive compensation, and in future years such advisory vote will occur annually. Over 99% of the votes cast on this 2012 Say on Pay vote were voted in favor of the proposal. We have considered the results of the 2012 vote and believe the support of our stockholders for the vote proposal indicates that our stockholders are supportive of our approach to executive compensation, including the ratio of performance-based compensation to all other compensation, the ratio of performance-based equity compensation to time-based equity compensation, and the integrity of our peer group. Thus we did not make changes to our executive compensation arrangements in response to the vote. In the future, we will continue to consider the outcome of our Say on Pay votes when making compensation decisions regarding our NEOs.

Elements of our Executive Compensation Program

     Our executive compensation program provides pay-for-performance compensation that is aligned with the interests of our stockholders and is designed to continue to attract, retain and appropriately motivate our key employees who drive long-term value creation. The following graph shows the correlation between our net income, FFO, as adjusted, EBITDA, as adjusted and FFO per share, as adjusted, and the total compensation we paid to our CEO during the last five fiscal years, based on the amounts reported in the summary compensation tables of our Proxy Statements for these years. FFO, as adjusted, EBITDA, as adjusted and leverage, calculated from debt to total assets, defined as consolidated debt plus JV pro rata share of debt divided by the total gross consolidated assets and JV share of pro rata gross assets, are the metrics used in our annual incentive program, ensuring that pay and performance, as measured in our executive compensation program, are aligned. See Annex A starting on page 50 for a reconciliation of net income to FFO, as adjusted and EBITDA, as adjusted. The Total Compensation column for FY2011 does not include Mr. Henry’s unrestricted award of 75,000 shares of the Company’s Common Stock which was awarded to Mr. Henry upon achieving his 10 year anniversary at the Company, pursuant to his original 2001 employment agreement.

     The component parts of our executive compensation program are:

Compensation Component	Purpose/Key Characteristics
Base Salary
  Goal: Provide fixed compensation giving a measure of certainty and predictability.

  Determined based on individual qualifications and experience, scope of responsibilities, future potential, the goals and objectives established for each NEO, past performance and the practices of the Company’s peer group.

  Reviewed annually by the Board of Directors and the Committee and subject to change.

CASH
COMPENSATION
Performance-Based Annual Bonus
  Goal: Motivate NEOs based on the Company’s corporate / financial and the NEO’s individual performance for the fiscal year.

  Targets are determined by the Committee and based on meeting an achievement level of 100% of the Company’s corporate / financial performance (36% based on actual FFO, as adjusted relative to target FFO, as adjusted (“Target FFO”) for the fiscal year; 12% based on actual retail EBITDA, as adjusted relative to target retail EBITDA, as adjusted (“Target EBITDA”) for the fiscal year; and 12% based on actual leverage relative to target leverage (“Target Leverage”) for the fiscal year) and the NEO’s individual performance targets (40%) for the fiscal year.

  Reviewed annually by the Committee and subject to change

Performance Shares
  Goal: Equity incentive for NEOs linked to Company’s performance to encourage alignment with stockholders and long-term retention.

  Half of shares covered by annual equity awards awarded in form of performance shares.

  Each performance share award provides for the grant of restricted shares in the year following the date the performance shares are awarded.

  Actual grant of restricted shares based on Company’s total stockholder return in performance year relative to NAREIT retail peers.

  If Company’s total stockholder return for performance year is less than minimum target level, no restricted stock is granted with respect to the performance shares.

  The restricted shares vest ratably over three years.

EQUITY
COMPENSATION
Time-Vesting Stock Options and Restricted Stock
  Goal: Equity incentive for NEOs encouraging alignment with the Company’s stockholders and long-term retention.

  Half of shares covered by annual equity awards awarded in form of stock options (or, upon an NEO’s election, restricted stock).

  Stock options (or restricted stock) vest ratably over four years and stock options have a ten year term.

     Consistent with our executive compensation program, the significant majority of the total compensation for our CEO, Mr. Henry, for 2012 was incentive-based, commensurate with business results, and at risk unless such business results were achieved, as illustrated below.

     Base Salary

     In determining our NEOs’ base salaries, the Committee considered each NEO’s scope of responsibilities, individual qualifications and experience, future potential, past performance and the practices of our peer group, without applying a quantitative formula. We did not seek a specific target within our peer group. Base salary increases, if any, are effective January 1 and are based upon the performance of each NEO as assessed and approved by the Committee. No formulaic base salary increases are provided to the NEOs, and other forms of compensation are generally used to reward overall Company performance or exceptional performance of a particular NEO. Messrs. Cooper and Pappagallo received base salaries for 2012 that reflected no increase from their 2011 base salaries. Ms. Pooley’s base salary for 2012 was payable at the rate of $450,000 per year. In accordance with the separation and release agreement entered into between the Company and Ms. Pooley on January 18, 2012 in connection with her termination of employment, the amount of base salary actually paid to Ms. Pooley with respect to her services in fiscal year 2012 was $17,307.69.

  Mr. Cooper received a base salary of $750,000 in 2012.

  Mr. Henry received a base salary of $800,000 in 2012.

  Mr. Pappagallo received a base salary of $750,000 in 2012.

  Mr. Cohen received a base salary of $600,000 in 2012.

     Annual Incentive Plan

     Under our executive compensation program, each NEO is eligible to receive an annual cash bonus based on the Company’s corporate / financial performance against targets and such NEO’s individual performance against specific quantitative and qualitative goals. For each NEO’s annual bonus opportunity for 2012, 60% was based on the Company’s corporate / financial performance for the performance year against targets as measured by the Company’s (1) FFO, as adjusted for the performance year compared to Target FFO, (2) retail EBITDA, as adjusted compared to Target EBITDA and (3) leverage compared to Target Leverage and 40% was based on individual NEO performance as evaluated by the Committee. The following table shows the percent of the Total Annual Target Bonus each NEO would receive based on achievement of threshold, target and maximum levels for corporate / financial performance and individual performance.

	Weight as	Annual Incentive Component Earned as
	Percent of	Percent of the Total Annual
Performance Criteria	Target Bonus		Target Bonus
		Threshold	Target	Maximum
Corporate / Financial Performance	60%	30%	60%	90%
Threshold level achieved if as adjusted measures are 90% of target measures
Target level achieved if as adjusted measures are 100% of target measures
Maximum level achieved if as adjusted measures are 110% of target measures
Individual Performance	40%	10%	40%	60%
Evaluation of individual NEO performance by the Executive Compensation Committee
Total Annual Bonus Paid	100%	40%	100%	150%
____________________
(1)	The annual bonus is interpolated between the threshold and target, and target and maximum performance levels.

     The table below shows the target bonus and the bonus actually earned in 2012 for each NEO. In establishing the target bonuses, we considered the responsibilities of each NEO, Mr. Henry’s recommendations, and the peer group practices discussed in “Comparison to Competitive Market.” The Committee awarded 2012 bonuses based on the following analysis of our corporate / financial performance and each NEO’s individual performance:

  Corporate / Financial Performance. In 2012, the Company’s Target FFO was $1.24 on a diluted per share basis, Target EBITDA was $915 million and Target Leverage was 46.5%. After the Committee considered the Company’s actual 2012 FFO, as adjusted, retail EBITDA, as adjusted and leverage, the Committee’s payout for the corporate financial incentive was based on an achievement of 101.6%, 100% and 100.9% of Target FFO, Target EBITDA and Target Leverage, respectively which resulted in a payout for the corporate financial incentive of 63.6% of each NEO’s 2012 total target bonus.*

  Individual Performance. The Committee’s evaluation of each NEO’s individual performance is detailed below in “Analysis of Each NEO’s Compensation.” In general, in determining each NEO’s target level, the Committee considered each NEO’s scope of responsibilities, individual qualifications and experience, performance in 2012 and the practices of our peer group, without applying a quantitative formula. In 2012, the Committee also considered the NEOs’ efforts to successfully refocus the Company on its core assets and business amidst continuing economic challenges and uncertainties. The Committee agreed to award each NEO individual performance bonuses of approximately 40% to 54% of each NEO’s 2012 total target bonus.

  Calculation of Total 2012 Bonus. The bonuses actually received by each NEO are determined by adding the corporate / financial performance bonus and the individual performance bonus together. Thus, each NEO earned a total 2012 bonus of approximately 104% to 118% of the 2012 total target bonus.

2012 NEO Bonuses

	2012 Target Bonus	2012 Bonus Earned
Milton Cooper	$750,000	$852,297
David B. Henry	$800,000	$909,117
Michael V. Pappagallo	$750,000	$777,297
Glenn G. Cohen	$375,000	$441,149
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*	The corporate financial incentive is calculated as follows: If the company achieves its threshold target of 90% of each of the financial measures based upon the percentage weighting of 60% FFO, as adjusted, 20% retail EBITDA, as adjusted and 20% leverage, then the base corporate financial incentive paid is 30% of the NEO’s target bonus. In 2012, the company achieved 101.6% of its Target FFO and 100% of its Target EBITDA and 100.9% of its Target Leverage resulting in each NEO being paid a corporate financial incentive of 30% (the base amount for achieving the threshold target of 90%) + 33.6% (the specific amount for achieving 101.6% of Target FFO and 100% of Target EBITDA and 100.9% of its Target Leverage for a total achievement of 106.7% of the 60% corporate / financial performance criteria), for a total corporate financial incentive payout of approximately 63.6% of each NEO’s target bonus.

     Long-Term Incentive Plan

     The Company maintains a long-term incentive plan pursuant to which the Company makes annual equity-based compensation awards to the NEOs. The target number of shares underlying the long-term incentive equity awards were established in February 2012 for the calendar year 2012.

     One-half of the shares covered by the equity awards are awarded in the form of time-vesting stock options (or, upon election of the NEO, time-vesting restricted stock). For 2012, the time-vesting awards were granted under the Company’s 2010 Equity Participation Plan, as such plan may be amended from time to time (the “2010 Equity Participation Plan”). The actual time-vesting awards granted are set out in the “Grants of Plan-Based Awards for 2012” table below.

     One-half of the shares covered by the equity awards were awarded in the form of performance shares. The performance share awards were granted under the 2010 Equity Participation Plan. Each performance share award provides for the grant of restricted stock in the year following the year in which the performance shares are awarded based on the Company’s total stockholder return in the performance year compared to the retail index peers (and if the Company’s total stockholder return for the performance year is less than the minimum target level then no restricted stock is granted with respect to such performance shares) according to the following schedule:

Restricted Stock Awards Granted with Respect to Earned Performance Shares Based on Company’s Total Stockholder Return
	Company’s 1 Year Total Stockholder Return Percentile in Peer Group
	<25%	25%	50%	≥75%
Restricted Stock Granted*	0%	50%	100%	150%
____________________
*	Restricted stock is granted on a linear scale between the 25% and 75% performance percentile.

     If the Company’s relative total stockholder return in a performance year results in restricted stock being awarded with respect to such year, the restricted stock awards are subject to transfer restrictions and forfeiture conditions until such awards become vested.

     The following table shows the target performance share awards and the number of performance shares actually earned for 2012. In establishing the target performance share awards, we used our business judgment to determine the most appropriate equity compensation to recognize the potential of our executives for our business and retain our executives for the long term. We also considered the qualitative factors discussed in “Analysis of Each NEO’s Compensation,” Mr. Henry’s recommendations, and peer group practices discussed in “Comparison to Competitive Market.”

2012 Performance Share Awards

	Amount of 2012	Amount of 2012
	Target Performance Shares (1)	Actual Performance Shares (2)(3)
Milton Cooper	53,300	35,924
David B. Henry	62,200	41,923
Michael V. Pappagallo	44,400	29,926
Glenn G. Cohen	37,800	25,477
____________________
(1)	Represents the number of restricted shares that were eligible to be issued to each NEO as payment pursuant to the 2012 performance share awards based on target level total stockholder return for the Company during 2012.
(2)	Represents the number of restricted shares received in February 2013 by each NEO as payment pursuant to the 2012 performance share awards based on the Company’s actual total stockholder return during the 2012 performance year.
(3)	We achieved an actual total stockholder return of 23.85% and relative total stockholder return of 33.7% which correlates to payment with respect to 67.4% of the target number of performance shares.

     Companies listed in the NAREIT Retail Index on January 1st of each calendar year are the peer group used to determine relative total stockholder return and the number of shares of restricted stock payable with respect to performance shares in each respective year. For 2012, these companies included:

Acadia Realty Trust	The Macerich Company
Agree Realty Corp.	National Retail Properties Inc.
Alexander’s Inc.	Pennsylvania Real Estate Investment Trust
CBL & Associates Properties Inc.	Ramco-Gershenson Properties Trust
Cedar Shopping Centers Inc.	Realty Income Corporation
Developers Diversified Realty Corp.	Regency Centers Corp.
Equity One Inc.	Retail Opportunity Investment Corp.
Excel Trust	Saul Centers Inc.
Federal Realty Investment Trust	Simon Property Group Inc.
General Growth Properties, Inc.	Tanger Factory Outlet Centers Inc.
Getty Realty Corp.	Taubman Centers Inc.
Glimcher Realty Trust	Urstadt Biddle Properties Inc.
Inland Real Estate Corp.	Weingarten Realty Investors
Kite Realty Group Trust

     The vesting schedule for the time-vesting awards and performance share awards is set forth below:

	Grant Year	Year 1	Year 2	Year 3	Year 4
Time-Vesting Awards:*
Vests ratably over four years starting in Year 1.	Stock Options (or, upon the NEO’s election, Restricted Stock) granted; none vested.	25%	25%	25%	25%

	Performance
	Year	Year 1	Year 2	Year 3	Year 4
Performance Shares:
Performance shares granted in the performance year.	Performance Shares awarded; none vested.	Restricted stock granted (based on performance shares earned); none vested.	33%	33%	33%
In Year 1, restricted stock granted based on performance shares earned from Company’s total stockholder return in the performance year.
Restricted stock vests ratably over three years, starting in Year 2.

____________________
*	Each NEO has the option of electing, prior to the granting of awards, to receive his annual grant of time-vesting stock options in the form of a restricted stock award (with a value as of the grant date equal to the fair value of the stock options) and all of the NEOs chose to do so in 2012.

Analysis of Each NEO’s Compensation

     The Committee considers each of the NEO’s quantitative and qualitative performance factors as a whole in determining each NEO’s salary and the individual performance component of each NEO’s annual bonus. Individual members of the Committee may give different weight to different factors. We also consider our CEO’s evaluation of our individual executives’ performance and his recommended set of compensation actions for all NEOs. The Committee uses its business judgment to determine the most appropriate compensation in order to recognize the contributions and potential of our executives.

Milton Cooper

     Mr. Cooper serves as the Company’s Executive Chairman of the Board of Directors and in 2012, earned total compensation as set forth in the “Summary Compensation Table” below.

     For Mr. Cooper, the following qualitative performance factors were considered in determining his compensation:

  Continued to build and enhance industry wide contacts among retailers, tenant representatives, and major lenders.

  Evaluated tenant risk and exposure, focusing on retailer trends at risk, industry development and corporate changes among retailers.

  Explored and cultivated opportunities with respect to retailers holding large real estate ownership positions and engaged their senior management in discussions regarding potential lease buyouts, joint venture opportunities, etc. Led Kimco negotiations on the Supervalu transaction.

  Continue to identify direct retailer opportunities, including participation in inventory liquidation that provided $2.0 million profit. Entered into a strategic relationship with the principals of A&G Realty, who have extensive contacts and experience in this area, to source more opportunities.

  Continued engagement in mentoring discussions with senior management and operational leadership with emphasis on executive succession and mentoring future leaders.

  Promoted Kimco by focusing on strengthening relationships with key stockholders, investors, analysts, and rating agencies.

  Actively and continually monitored overhead and related costs to continue to ensure Kimco is a low-cost provider.

David Henry

     Mr. Henry serves as the Company’s President, CEO and Vice Chairman of the Board of Directors and in 2012, earned total compensation as set forth in the “Summary Compensation Table” below.

     For Mr. Henry, the following qualitative performance factors were considered in determining his compensation:

  Helped grow per share FFO, as adjusted from $1.20 in 2011 to $1.26 in 2012.

  Reduced investments in non-retail and non-strategic shopping centers -- reduced non-retail from $513 million to $398 million and sold 68 non-strategic properties resulting in proceeds to Kimco of $386 million.

  Ongoing development of strategy to consolidate Mexico partner relationships and potentially monetize a portion of the portfolio by taking advantage of the active Mexico capital markets.

  Generated transaction income of $25.5 million, and achieved gross new business acquisition volume of $730 million.

  Helped increase overall portfolio occupancy by 70 basis points ending 2012 at 94%, including an occupancy increase in the combined Mexico portfolio from 84% at year-end 2011 to 85.6% at year-end 2012.

  Continued to reduce preferred equity retail portfolio by acquiring partner interests, property sales, or refinancing, reducing the total from $115 million at 12/31/2011 to $84.2 million at 12/31/2012.

  Oversaw the execution of the sales contract for the InTown Suites portfolio with Starwood which is scheduled to close in 2013.

  Initiated monetization of South America portfolio.

  Continued to refine Kimco’s core markets strategy by focusing and defining long-term core geographic markets.

  Helped improve the perception of Kimco’s portfolio and value proposition by further building Kimco’s brand through investor and analyst outreach; marketing, social media and signage programs; and by promoting Kimco’s high quality properties through focused marketing initiatives.

  Enhanced Kimco’s culture of teamwork, cooperation, and enthusiasm through group collaboration, mentoring, and recognition, as well as continued improvement of employee communication with respect to company strategy, goals and programs.

  Enhanced relationships with major stockholders, analyst community, key lenders, and rating agencies.

  Continued emphasis on productivity and efficient operating and back office structure through close monitoring and analysis of G&A expenditure, and ensuring a high-performing, productive, and efficient staffing strategy.

  Created high level and productive industry relationships as former Chairman and current Executive Committee member of ICSC, Executive Committee member of NAREIT, and Real Estate Roundtable member.

Michael Pappagallo

     Mr. Pappagallo serves as the Company’s Chief Operating Officer and in 2012, earned total compensation as set forth in the “Summary Compensation Table” below.

     For Mr. Pappagallo, the following qualitative performance factors were considered in determining his compensation:

  Achieved improvement in overall occupancy, leasing spreads, and same store NOI. Overall occupancy increased by 70 basis points from 93.3% year-end 2011 to 94.0% year-end 2012. Leasing spreads were positive for all four quarters of 2012, and U.S. same-site NOI increased by 2.5%.

  Resolved 12 of the top 25 vacancies, adding 435,000 square feet of new leases signed for top vacancies.

  Expanded ancillary income programs (cell tower, trash program, solar, etc.), achieving $15.5 million in ancillary income revenues for 2012, a 16% increase over 2011.

  Developed a business strategy to deploy mobile commerce technologies to enhance customer experiences and deliver products/tools to small business tenants.

  Implemented “Gateway” Building Control system, a highly efficient way to control and optimize lighting in our centers, by installing 48 systems in 2012, bringing the total number in use to 51 across Kimco’s portfolio. Utility costs at installed sites have collectively declined by 27% or roughly $450,000 on annual basis, allowing for lower costs per unit and direct savings to tenants’ common area maintenance charges.

  Actively contributed to the disposition of non-strategic properties resulting in proceeds to Kimco of $386 million.

  Implemented risk management routines for non-U.S. environment (Canada & Latin America), engaged operating leaders and partners that source acquisition.

  Reduced Sears Holdings/Kmart exposure by $20 million, a 7% reduction.

  Orchestrated the creation of an integrated lease management system, providing a platform for integrated deal evaluation, financial modeling, tracking, approvals, lease preparation and introduction to financial and operating systems.

  Enhanced top to bottom property management training and competency assessment programs.

  Expanded the Company’s portfolio review process with an emphasis on the smaller national retailers, completing 63 reviews that resulted in 80 leases signed in 2012.

  Continued to expand network of relationships with key real estate executives of major tenants and further increased Kimco’s visibility through non-deal roadshows, REIT industry conferences, moderating real estate based panels, broadcasts, etc.

Glenn Cohen

     Mr. Cohen serves as the Company’s Executive Vice President, Chief Financial Officer and Treasurer and in 2012, earned total compensation as set forth in the “Summary Compensation Table” below.

     For Mr. Cohen, the following qualitative performance factors were considered in determining his compensation:

  Worked closely with the senior management team in executing the key components and targets of the corporate strategy, including achieving FFO per share, as adjusted of $1.26 for 2012, versus 2011 per share level of $1.20; achieving same site NOI growth for the year of 2.3% (2.9% excluding negative currency impact); selling 68 non-strategic properties resulting in proceeds to Kimco of $386 million; and reducing the non-retail balance of the portfolio to $398 million from $513 million at year-end 2011.

  Redeployed proceeds from sales to acquire shopping center assets in key target markets totaling $730 million of gross acquisition volume.

  Actively contributed to reduction in leverage, improving net debt to EBITDA, as adjusted by 0.5x to 5.7x.

  Improved Fixed Charge Coverage as calculated by S&P to 2.3x and by Moody’s to 2.4x from the prior 2.2x level.

  Evaluated alternatives to fund the Company’s $350 million of maturing consolidated debt and the $460 million of 7.75% Perpetual Preferred stock which was callable in Oct. 2012. Successfully completed a new $400 million 5-year term loan providing the required capital to refinance the maturing debt. In addition, issued $800 million of Perpetual Preferred stock ($400 million at 6%, $225 million at 5.5% and $175 million at 5.625%) which provided proceeds to redeem $635 million of redeemable preferred stock ($460 million at 7.75% and $175 million at 6.65%). These refinancings are projected to provide savings of approximately $12 million annually.

  Ensured execution of the refinancing and repayment of approximately $1 billion of maturing debt in the joint venture programs, including the $147.5 million guaranteed facility for the InTown Suites portfolio by closing over $825 million of new loans involving 33 individual non-recourse loans at rates ranging from LIBOR plus 100 bps to 5.02% and terms ranging from 3 years to 10 years. The average interest rate savings is approx. 250 bps. In addition, completed a 3.5 year extension of the $147.5 million InTown Suites Facility at LIBOR plus 115 bps with significant flexibility for a buyer of the entity.

  Ensured immediate liquidity of at least $750 million at all times with liquidity at year-end of approximately $1.5 billion.

  Continued to foster and broaden the Company’s commercial and investment banking relationships and relationships with the mortgage brokerage community by sourcing over $2 billion of new capital from our banking relationships ($547.5 million of bank term loans, over $800 million of new mortgage business and $800 million of Perpetual Preferred issuance) utilizing a broad base of commercial banks and lenders (over 20 different lending sources) and investment banks (12 different sources) for the public market executions. Additionally, several new banking relationships were established.

  Completed an annual review with each rating agency (S&P, Moody’s and Fitch) and have had our BBB+/Baa1 rating and outlook affirmed by each.

  Planned and implemented a complete reorganization / integration of the Property Administration and Property Analysis and Reporting functions to enhance efficiency, communications, and provide more in-depth financial analysis and reporting at the property level.

  Continued to mentor and develop key managers fostering a culture of teamwork, cooperation, and enthusiasm.

  Actively participated in industry trade group conferences (i.e. NAREIT and ICSC), sell-side conferences, and non-deal road shows for both equity and fixed income investors providing insight to Kimco’s strategy.

Barbara Pooley

     Ms. Pooley served as the Company’s Executive Vice President and Chief Administrative Officer until her departure from the Company on January 13, 2012. In 2012, Ms. Pooley earned total compensation as set forth in the “Summary Compensation Table” below. The Company entered into a separation and release agreement, including a severance package, with Ms. Pooley on January 18, 2012 governing the terms of her departure from the Company on January 13, 2012. The provisions of the separation and release agreement, which was negotiated with Ms. Pooley based on the terms of the Company’s Executive Severance Plan, are discussed in “Potential Payments upon Termination or Change in Control.”

Comparison to Competitive Market

     We review competitive compensation data from a select group of peer companies and broader survey sources. However, we do not set our NEO pay as a direct function of market pay levels. Instead, we use market data to help confirm that our pay practices are reasonable. At the Committee’s direction, its compensation consultant, Pay Governance, gathered competitive market data for our review. Using this data and NAREIT comparison data supplied by the Company, Pay Governance conducted survey data analysis and provided comment and analysis regarding our peer group. At the Committee’s request, Pay Governance prepared an annual report summarizing the Company’s peer group, market data and methodology as well as Pay Governance’s findings and recommendations. This report was discussed with the Committee. As a primary reference, Pay Governance gathered proxy pay data for REITs with market capitalizations comparable to ours and with whom we compete for executive talent. Such REITs include:

AMB Property Corp.	Equity Residential	Public Storage
AvalonBay Communities Inc.	Federal Realty Investment Trust	Regency Centers Corp.
Boston Properties Inc.	General Growth Properties, Inc.	Simon Property Group Inc.
Brookfield Properties Corp.	Host Hotels & Resorts, Inc.	SL Green Realty Corp.
Developers Diversified Realty Corp.	The Macerich Company	Starwood Hotel & Resorts Worldwide Inc.
Duke Realty Corp.	Marriott International Inc.	Ventas Inc.
Equity One	Prologis	Weingarten Realty Investors

     The Committee considered the Pay Governance information as an input in its decision making process for determining our NEOs’ compensation. Pay Governance reported directly to the Committee and provided no other services besides executive compensation services to the Company.

     The Committee considered whether Pay Governance’s work providing information that the Committee uses when determining compensation for the Company’s NEOs and other executive officers raises any conflicts of interest and determined that no conflicts of interest exist.

Additional Compensation Considerations

     Long-Term Incentives — Equity Awards. The exercise price of stock options granted to our NEOs is 100% of the market closing price of our stock on the date of the grant. As a general principle, we do not time grants in connection with the release of material non-public information.

     Mr. Cooper is currently eligible to retire from the Company, and his equity awards would vest immediately upon retirement. We do not maintain special pension plans for our NEOs because we believe this accelerated vesting offsets the lack of such plans. The Committee may accelerate equity vesting at its discretion.

     We generally allow our employees (including our NEOs) who are eligible to receive over 7,500 stock options in a particular year to elect, in advance of the grant date, to receive up to 100% of the value of their equity award in the form of restricted stock. We allow these employees to elect to receive stock options or restricted stock in deference to each employee’s personal preferences and circumstances. We calculate the amount of restricted stock to be received based on a ratio of the then approximate fair value of the options over the common stock trading price. Beginning August 6, 2008, restricted stock awards which were received through an election to receive restricted stock instead of a stock option grant vest ratably over four years. If an employee receiving restricted stock is terminated prior to vesting for reasons other than death, disability, retirement, without cause or change of control, the employee would not receive the unvested underlying stock. Prior to vesting, recipients of this restricted stock may vote the shares and also receive dividends.

     Executive Severance Plan – “Double-Trigger” Change in Control Severance Arrangement. On March 15, 2010, the Executive Compensation Committee adopted the Kimco Realty Corporation Executive Severance Plan, as amended from time to time (the “Severance Plan”) pursuant to which our NEOs and certain other members of the Company’s senior management, are eligible for severance payments if the covered executive’s employment is terminated by the Company without “Cause” or, following a change in control, by the executive for “Good Reason” (each as defined in the Severance Plan), subject to the terms and conditions described in the Severance Plan. Upon a covered termination of employment, a participant will receive two times the sum of (a) the participant’s annual base salary and (b) the amount of the participant’s annual bonus received in the prior year. Mr. Henry agreed, effective as of March 14, 2013, that the bonus component of his severance pursuant to the Executive Severance Plan shall be based on the average actual bonus he received in the three years immediately prior to the year in which the termination occurs. The participant will also receive eighteen months of continued participation in the Company’s health insurance plans or successor plans (running concurrently with the COBRA period). Payments under the Severance Plan are offset by payments received by the participant under any other Company employment agreement or severance plan. In certain circumstances, if a participant would otherwise have incurred excise taxes under Section 4999 of the Internal Revenue Code (“Parachute Payment Taxes”), his or her payments will be reduced to the “safe harbor amount,” such that no such excise taxes would be due. The Severance Plan does not provide for any gross-up payments for Parachute Payment Taxes incurred by any participant. Mr. Cooper requested and the Company has agreed to cease his participation in the Company’s Severance Plan effective March 14, 2013.

     Retirement Plans. We maintain a 401(k) retirement plan (the “401(k) Plan”) in which substantially all of employees, including our NEOs, are eligible to participate. The 401(k) Plan permits participants to defer up to a maximum of 100% of their eligible base salary compensation, up to the federal limit. The Company currently makes matching contributions on a dollar-for-dollar basis to all employees, who have 401(k) accounts and who have completed one year of employment with the Company, of up to 5% of the employee’s base salary compensation (and subject to a maximum of $8,500 for highly compensated employees). Participants in the 401(k) Plan are not subject to federal and state income tax on salary deferral contributions or Company contributions or on the earnings thereon until such amounts are withdrawn from the 401(k) Plan. Salary reduction contributions are treated as wages subject to FICA and Medicare tax. Withdrawals from the 401(k) Plan may only be made upon termination of employment, or in connection with certain provisions of the 401(k) Plan that permit hardship withdrawals, allow in-service distributions and loans, or require minimum distribution. The 401(k) Plan also includes a Roth 401(k) feature which enables participants to defer some or all of their 401(k) contributions on an after-tax rather than pre-tax basis, allowing for tax-free (federal and most state) distributions on both participant contributions and related earnings at retirement. Generally, participation in the Roth 401(k) allows for tax free distributions if the Roth account has been in place for 5 years and the participant has attained age 59 ½. We do not maintain any other retirement plans for our NEOs or employees. The Company does not provide any pension benefits or any non-qualified deferred compensation to its NEOs or employees.

     Tax and Accounting Considerations. The recognition or deferral of period expense in our financial statements did not factor into the allocation of compensation among base salary, bonus and equity awards. Cash salary and bonus are generally charged as an expense in the period in which the amounts are earned by the NEO. The value of equity awards are amortized ratably into expense over the vesting period, except for the value of equity awards granted to Mr. Cooper, which were expensed immediately in the periodic financial statements as of the grant date in accordance with FASB ASC 718, which requires immediately expensing options of employees eligible for retirement.

     Section 162(m) of the Internal Revenue Code generally places a $1 million annual limit on the amount of compensation paid to each of the Company’s NEOs other than its Chief Financial Officer that may be deducted by the Company for federal income tax purposes unless such compensation constitutes “qualified performance-based compensation” which is based on the achievement of pre-established performance goals set by a committee of the Board of Directors pursuant to an incentive plan that has been approved by the Company’s stockholders. The 2010 Equity Participation Plan provides that certain awards made thereunder may, in the discretion of the plan administrator, be structured in a manner intended to qualify for the “qualified performance-based compensation” exception to the $1 million annual deductibility limit of Section 162(m).

     Other provisions of the Internal Revenue Code can also affect compensation decisions. Section 409A of the Internal Revenue Code, which governs the form and timing of payment of deferred compensation, imposes sanctions, including a 20% penalty and an interest penalty, on the recipient of deferred compensation that does not comply with Section 409A. The Committee takes into account the implications of Section 409A in determining the form and timing of compensation awarded to our executives and strives to structure any nonqualified deferred compensation plans or arrangements to be exempt from or to comply with the requirements of Section 409A.

     Section 280G of the Internal Revenue Code disallows a company’s tax deduction for payments received by certain individuals in connection with a change in control to the extent that the payments exceed an amount approximately three times their average annual compensation, and Section 4999 of the Internal Revenue Code imposes a 20% excise tax on those payments. The Committee takes into account the implications of Section 280G in determining potential payments to be made to our executives in connection with a change in control. Nevertheless, to the extent that certain payments upon a change in control are classified as excess parachute payments, such payments may not be deductible pursuant to Section 280G.

     Perquisites. We do not treat our NEOs materially differently from our other senior employees with respect to perquisites. We provided the following perquisites to our NEOs in 2012:

  Company cars. We provided Messrs. Cooper, Henry and Pappagallo with the use of a car and driver to travel for Company business. Each such NEO may use the car without a driver for personal use. Other employees may use these cars for Company business when these cars are not in use by the above mentioned NEOs. Mr. Cohen received a car allowance in the amount of $10,920 for the year 2012.

  Life insurance and long term disability. We pay premiums on a group term life insurance and long term disability policy for each NEO on the same terms as our other employees.

  Long-term care. We provide certain of our officers and senior executives (including all NEOs) a limited long-term care benefit of $3,500 per month as part of a group policy. These individuals may elect to purchase additional long-term care insurance at their own cost generally on the same terms as other employees.

  Our NEOs are entitled to participate in our other health and welfare plans on the same terms as other employees.

Executive Compensation Committee Report

     The Executive Compensation Committee of the Company has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis that is required by Securities and Exchange Commission Rules to be included in this Proxy Statement.

     Based on that review and those discussions, the Committee has recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

EXECUTIVE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS

Joe Grills, Chairman
Philip Coviello
Richard G. Dooley
F. Patrick Hughes
Colombe M. Nicholas
Richard Saltzman

     The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933(the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”) except that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

COMPENSATION TABLES

     Executive Compensation. The following table sets forth the summary compensation of the NEOs of the Company for the 2012, 2011 and 2010 calendar years.

Summary Compensation Table for 2012

						Non-Equity
						Incentive
				Stock	Option	Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name	Year (b)	($)	($)	($)(1)	($)(2)	($)	($)(3)(4)(8)(9)	($)
Milton Cooper	2012	750,000	–	1,355,153	–	852,297	48,151	3,005,601
Executive Chairman of the	2011	750,000	–	774,637	206,974	880,000	46,803	2,658,414
Board of Directors	2010	750,000	–	529,386	175,032	876,818	46,377	2,377,613
David B. Henry (6)	2012	800,000	–	1,581,435	–	909,117	38,967	3,329,519
Chief Executive Officer	2011	750,000	–	2,117,887	206,974	905,000	53,365	4,033,226
	2010	750,000	–	529,386	175,032	876,818	50,036	2,381,272
Michael V. Pappagallo	2012	750,000	–	1,128,870	–	777,297	45,777	2,701,944
Executive Vice President,	2011	750,000	–	695,921	185,942	829,000	43,404	2,504,267
Chief Operating Officer	2010	734,615	–	370,200	122,400	745,295	39,676	2,012,186
Glenn G. Cohen (4)(5)(10)	2012	600,000	–	1,900,065	–	441,149	51,361	2,992,575
Executive Vice President,	2011	550,000	–	436,516	116,632	326,000	42,811	1,471,959
Chief Financial Officer and	2010	470,000	–	182,632	59,169	251,355	35,210	998,366
Treasurer
Barbara Pooley (7)	2012	17,308	–	–	–	–	2,904,255	2,921,563
Executive Vice President,	2011	450,000	–	397,158	106,116	240,000	16,868	1,210,142
Chief Administrative Officer	2010	402,846	–	267,802	42,024	227,973	15,525	956,170
____________________
(1)	Amounts reflect the compensation cost to the Company in 2012, 2011, and 2010 of the equity awards based on the aggregate grant date fair value recognized in accordance with the provision of Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 718. Fair value is determined, depending on the type of award, using the closing price on the date of grant or the Monte Carlo method, both of which are intended to estimate the fair value of the awards at the grant date. The assumptions used by the Company in calculating these amounts are incorporated herein by reference to Note 21 to Consolidated Financial Statements in the Company’s 2012 Form 10-K. The maximum possible value of the 2012 performance shares on the date they were granted was as follows: $1,657,364 for Mr. Cooper; $1,934,109 for Mr. Henry; $1,380,618 for Mr. Pappagallo; and $1,175,391 for Mr. Cohen. See footnote 10 for a discussion of Mr. Cohen’s retention award. The value of awards granted to the NEOs in 2012 is reflected on the 2012 Grants of Plan-Based Award table below.
(2)	Amounts reflect the compensation cost to the Company in 2012, 2011, and 2010 of the equity awards based on the aggregate grant date fair value recognized in accordance with the provision of FASB ASC 718. The fair value of each award is estimated on the date of grant using the Black-Scholes option pricing formula. The assumptions used by the Company in calculating these amounts are incorporated herein by reference to Note 21 to Consolidated Financial Statements in the Company’s 2012 Form 10-K. The value of awards granted to the NEOs in 2012 is reflected on the 2012 Grants of Plan-Based Award table below.
(3)	The Company provides to each of Messrs. Cooper, Henry and Pappagallo the use of a car and driver to transport these individuals in the conduct of their duties as executive officers of the Company. The policy on the use of the cars for 2012, 2011, and 2010 is outlined below:

  the cars and drivers were available, when not in use by the foregoing executive officers, for other employees conducting Company business;
  these services were also available under certain circumstances to third parties involved in Company business at the Company’s New Hyde Park location;
  the cars and drivers were used from time to time for deliveries and other transportation of documents or other materials; and
  the cars were available to these officers with drivers for commuting and without drivers for personal use.

(4)	Mr. Cohen received a car allowance in the amount of $10,920.
The NEOs' drivers are employees who have additional responsibilities at the Company. In 2012, the Company calculated the cost of this perquisite by prorating the cost of each employee's base salary to reflect the amount of each employee's time used driving the NEOs. The Company also included the pro-rated value of the NEOs' cars in the cost of the perquisite. Accordingly, the aggregate incremental cost of this perquisite to the Company in 2012 for Messrs. Cooper, Henry and Pappagallo was $15,263, $8,796, and $15,858, respectively.
(5)	See “Employment Agreements” below.
(6)	Mr. Henry received an unrestricted award of 75,000 shares of Common Stock on April 2, 2011, based on achieving his 10 year anniversary, pursuant to his original employment agreement where he was hired in 2001. Such award was based upon the market price of the stock on April 2, 2011 ($17.91).

(7)	Barbara Pooley became an NEO in December 2010 and she was no longer an employee of the Company on January 13, 2012.
(8)	For Ms. Pooley, amounts in this column include the value of all of the payments and benefits Ms. Pooley received or is entitled to receive pursuant to the terms of the separation agreement entered into between her and the Company in connection with her termination of employment. These payments and benefits consist of: (i) cash severance payments of $1,750,000, (ii) cash bonus payment of $115,000, (iii) cash payment of $21,635 for accrued but unused vacation, (iv) 18 months of Company-paid health care continuation coverage premiums equal to $10,951 (based on the 2012 premium rates and includes basic employer paid benefits), (v) reimbursement of $25,200 of housing expenses, (vi) reimbursement of $11,118 of moving expenses, (vii) acceleration of unvested stock option awards valued at $207,540, (viii) acceleration of unvested restricted stock awards valued at $443,534, and (ix) shares of restricted stock valued at $318,528 paid with respect to Ms. Pooley’s 2011 performance shares. For a discussion of Ms. Pooley’s separation agreement, see “Potential Payments upon Termination or Change in Control” below.
(9)	All Other Compensation consists of benefits paid by the company on behalf of the employee. Each of Messrs. Cooper, Henry, Pappagallo and Cohen received medical/dental/vision benefits in the amount of $19,945. In addition, Mr. Cohen received a vacation-time payout, consistent with the Company’s benefits policy, in the amount of $10,577 in addition to his car allowance as described above.
(10)	Mr. Cohen’s stock awards column include a retention award of 50,000 restricted shares granted on February 16, 2012. Such award was based upon the market price of the stock on February 16, 2012 ($18.78). Mr. Cohen’s shares of restricted stock vest in 20% increments on each of February 16, 2018, February 16, 2019, February 16, 2020. February 16, 2021 and February 16, 2022, subject to continued employment with the Company on the applicable vesting date.

     The following table provides information on future payouts under non-equity and equity incentive plan awards granted to the NEOs during 2012:

Grants of Plan-Based Award for 2012

								All Other
								Stock
								Awards:	Grant Date
		Estimated Possible Payouts			Estimated Possible			Number	Fair Value of
		Under Non-Equity			Payouts Under			of Shares of	Stock and
	Grant	Incentive Plan Awards(4)			Equity Incentive Plan Awards(5)			Stock or	Option
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units (#)	Awards
(a)	(b)	($) (c)	($) (d)	($) (e)	(#) (f)	(#) (g)	(#) (h)	(2) (i)	($) (1)(3)
Milton Cooper		300,000	750,000	1,125,000
	2/16/2012				26,650	53,300	79,950		1,104,909
	2/16/2012							13,325	250,244
David B. Henry		320,000	800,000	1,200,000
	2/16/2012				31,100	62,200	93,300		1,289,406
	2/16/2012							15,550	292,029
Michael V. Pappagallo		300,000	750,000	1,125,000
	2/16/2012				22,200	44,400	66,600		920,412
	2/16/2012							11,100	208,458
Glenn G. Cohen		150,000	375,000	562,500
	2/16/2012				18,900	37,800	56,700		783,594
	2/16/2012							9,450	177,471
	2/16/2012							50,000 (6)	939,000
Barbara M. Pooley		–	–	–	–	–	–		–
____________________
(1)	All awards are granted under the Kimco Realty Corporation 2010 Equity Participation Plan.
(2)	As described above, each of the NEOs elected to receive a time-vesting restricted stock award in lieu of a time-vesting stock option award in 2012. Represents restricted stock awards granted on February 16, 2012 under the 2010 Equity Participation Plan. All restricted stock awards vest in 25% increments on each of the first, second, third, and fourth anniversaries of the grant date.
(3)	Fair value is determined, depending on the type of award, using the Black-Scholes option pricing formula, the Monte Carlo method or the closing price per share of our Common Stock on the date of grant, which are intended to estimate the grant date fair value of the options, the performance shares and restricted stock, respectively. The assumptions used by the Company in calculating these amounts are incorporated herein by reference to Note 23 to Consolidated Financial Statements in the Company’s 2012 Form 10-K. See footnote 6 for a discussion of Mr. Cohen’s retention award.
(4)	The actual payout amounts are set out in the Summary Compensation Table.
(5)	The actual awards are set out in the 2012 Performance Share Awards Table.

(6)	Represents a retention award of 50,000 restricted shares granted on February 16, 2012. Such award was based upon the market price of the stock on February 16, 2012 ($18.78). Mr. Cohen’s shares of restricted stock vest in 20% increments on each of February 16, 2018, February 16, 2019, February 16, 2020. February 16, 2021 and February 16, 2022, subject to continued employment with the Company on the applicable vesting date.

     The following table provides information on outstanding equity awards as of December 31, 2012 for each NEO.

Outstanding Equity Awards at December 31, 2012

		Option Awards					Stock Awards

								Equity
								Incentive	Equity
			Equity					Plan	Incentive Plan
			Incentive					Awards:	Awards:
			Plan				Market	Number of	Market or
		Number of	Awards:				Value of	Unearned	Payout Value
	Number of	Securities	Number of			Number of	Shares or	Shares,	of Unearned
	Securities	Underlying	Securities			Shares or	Units of	Units or	Shares, Units
	Underlying	Unexercised	Underlying			Units of	Stock	Other	or Other
	Unexercised	Options	Unexercised	Option		Stock That	That	Rights	Rights That
	Options	(#)	Unearned	Exercise	Option	Have Not	Have Not	That Have	Have Not
	(#)	Unexercisable	Options	Price	Expiration	Vested	Vested	Not Vested	Vested
Name	Exercisable	(1)	(#)	($)	Date	(#)(2)	(#)	(#)(4)	(#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Milton	225,000	-		21.9250	12/10/2013
Cooper	225,000	-		28.4800	12/7/2014
	200,000	-		31.6200	8/31/2015
	200,000	-		40.0900	8/16/2016
	200,000	-		41.0600	8/8/2017
	200,000	-		37.3900	8/6/2018
	32,700	10,900		11.5400	8/6/2019	10,900	210,588
	21,450	21,450		15.6400	3/18/2020	34,320	663,062
	10,825	32,475		18.8500	2/17/2021	33,081	639,125
						13,325	257,439	53,300	1,104,909
David B.	150,000	-		21.9250	12/10/2013
Henry	150,000	-		28.4800	12/7/2014
	200,000	-		31.6200	8/31/2015
	200,000	-		40.0900	8/16/2016
	200,000	-		41.0600	8/8/2017
	200,000			37.3900	8/6/2018
	32,700	10,900		11.5400	8/6/2019	10,900	210,588
	21,450	21,450		15.6400	3/18/2020	34,320	663,062
	10,825	32,475		18.8500	2/17/2021	33,081	639,125
						15,550	300,426	62,200	1,289,406
Michael V.	150,000	-		21.9250	12/10/2013
Pappagallo	146,489	-		28.4800	12/7/2014
	75,000	-		31.6200	8/31/2015
	90,000	-		40.0900	8/16/2016
	100,000	-		41.0600	8/8/2017
	125,000	-		37.3900	8/6/2018
	25,575	8,525		11.5400	8/6/2019	8,525	164,703
	15,000	15,000		15.6400	3/18/2020	24,000	463,680
	9,725	29,175		18.8500	2/17/2021	29,720	574,190
						11,100	214,452	44,400	920,412

		Option Awards					Stock Awards

								Equity
								Incentive	Equity
			Equity					Plan	Incentive Plan
			Incentive					Awards:	Awards:
			Plan				Market	Number of	Market or
		Number of	Awards:				Value of	Unearned	Payout Value
	Number of	Securities	Number of			Number of	Shares or	Shares,	of Unearned
	Securities	Underlying	Securities			Shares or	Units of	Units or	Shares, Units
	Underlying	Unexercised	Underlying			Units of	Stock	Other	or Other
	Unexercised	Options	Unexercised	Option		Stock That	That	Rights	Rights That
	Options	(#)	Unearned	Exercise	Option	Have Not	Have Not	That Have	Have Not
	(#)	Unexercisable	Options	Price	Expiration	Vested	Vested	Not Vested	Vested
Name	Exercisable	(1)	(#)	($)	Date	(#)(2)	(#)	(#)(4)	(#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Glenn G.	60,000	-		21.9250	12/10/2013
Cohen	56,489	-		28.4800	12/7/2014
	30,000	-		31.6200	8/31/2015
	40,000	-		40.0900	8/16/2016
	40,000	-		41.0600	8/8/2017
	40,000	-		37.3900	8/6/2018
	8,175	2,725		11.5400	8/6/2019	2,725	52,647
	5,150	5,150		15.6400	3/18/2020	8,241	159,216
	2,250	2,250		15.2000	8/4/2020	3,600	69,552
	6,100	18,300		18.8500	2/17/2021	18,642	360,163
						59,450 (3)	1,148,574	37,800	783,594
Barbara
Pooley	7,500	-		49.7700	3/1/2017
	7,500	-		41.0600	8/8/2017
	20,500	-		37.3900	8/6/2018
	10,900	-		11.5400	8/6/2019
	10,300	-		15.6400	3/18/2020
	22,200	-		18.8500	2/17/2021
____________________
(1)	All stock options (or restricted stock at the NEO’s election) vest in 25% increments on each of the first, second, third and fourth anniversaries of the grant date, subject to continued employment with the Company on the applicable vesting date.
(2)	All restricted stock granted with respect to earned performance share awards vest in 33 1/3% increments on each of the second, third and fourth anniversaries of the performance share grant date, subject to continued employment with the Company on the applicable vesting date.
(3)	Mr. Cohen’s shares of restricted stock granted on February 16, 2012 vest in 20% increments on each of February 16, 2018, February 16, 2019, February 16, 2020. February 16, 2021 and February 16, 2022, subject to continued employment with the Company on the applicable vesting date.
(4)	Represent performance share awards granted in 2012. Each performance share award provides for the grant of restricted stock in the year following the year in which the performance shares are awarded based on the Company’s total stockholder return in the performance year compared to the Company’s peer group and NAREIT retail peers. If the Company’s total stockholder return for the performance year is less than the minimum target level then no restricted stock is granted. For additional discussion of the performance share awards, see “2012 Performance Shares” above.

Option Exercises and Stock Vested in 2012

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
	Exercise (#)	Exercise ($)(1)	Vesting (#)	Vesting ($)(2)
Milton Cooper	225,000	$1,210,500	28,060	$552,437
David B. Henry	70,000	$334,600	28,060	$552,437
Michael V. Pappagallo	130,000	$609,134	20,525	$404,200
Glenn G. Cohen	10,000	$40,750	8,645	$170,648
Barbara M. Pooley	0	$0	44,957	$842,333
____________________
(1)	Computed as the difference between the closing market price of the underlying stock on the date of exercise and the exercise of the option.
(2)	Computed by multiplying the number of shares of stock by the closing market price of the underlying stock on the vesting date.

     Employment Agreements

     The Committee determined in 2010 to discontinue use of individual employment agreements with the Company’s executive officers. The NEO employment agreements expired on the following dates:

Name of NEO	Employment Agreement Conclusion Date
Milton Cooper	No employment agreement
David B. Henry	No employment agreement
Michael V. Pappagallo	No employment agreement
Glenn G. Cohen	January 31, 2012

Mr. Cohen’s Employment Agreement and Compensatory Arrangements

     On February 3, 2009, the Company entered into an employment agreement with Glenn Cohen (as amended on March 15, 2010), pursuant to which Mr. Cohen serves as Executive Vice President, Chief Financial Officer and Treasurer. The term of Mr. Cohen’s employment agreement expired January 31, 2012. In accordance with this employment agreement, Mr. Cohen was to receive a minimum base salary of $425,000 per annum and was eligible to receive grants of Common Stock of the Company, or options or restricted stock with respect thereto, in such amounts, if any, as the Board of Directors in its sole discretion was to determine. The Company’s Board of Directors or Executive Compensation Committee could have increased the amounts of Mr. Cohen’s base salary and bonus.

     If Mr. Cohen was terminated without cause or resigned for good reason prior to the occurrence of a Change in Control, and subject to his execution of a waiver and release of claims, he would have received severance in an amount equal to his base salary and minimum contractual bonus for a period following the date of such termination of employment equal to the greater of (i) the remaining term of the applicable employment agreement or (ii) one year, payable in accordance with our standard payroll and bonus payment practices. All unvested stock options and restricted stock would have become 100% vested as of the date of termination, and Mr. Cohen, under COBRA, would have continued to receive any health benefits previously provided for by us, at no cost to him during the severance period. If the employment agreement was terminated and Mr. Cohen became employed by a competing business during the period in which he was receiving severance payments, the Company would have reduced his severance payments by the amount paid by the competing business. If Mr. Cohen was terminated due to death or disability, all of his stock options and restricted stock would have vested on the effective date of such termination of employment and he would have received a lump sum payment equal to his base pay for six months.

     In Mr. Cohen’s agreement, “cause” was defined as: (i) conviction of a crime involving the commission of a felony or a criminal act involving fraud, dishonesty, or moral turpitude, (ii) deliberate and continued refusal to perform his employment duties (other than excusable failures to perform) after the Company provided 30 days written notice of such failure constituting cause, (iii) fraud or embezzlement, (iv) misconduct or negligence in connection with our business which has a substantial adverse effect on us, (v) violation of any of our policies prohibiting harassment or discrimination in the workplace or (vi) breach of fiduciary duty to the Company.

     If, within 60 days following a Change-in-Control, Mr. Cohen was terminated without cause or resigned his employment for any reason, he would have been entitled to a lump sum payment equal to the lesser of: (i) his base salary and the bonus (equal to the bonus most recently received) for the remaining term of his employment agreement, or (ii) the greatest payment which, in combination with all other payments to which he would have been entitled, would not have constituted an “excess parachute payment” as such term is defined in Section 280G of the Internal Revenue Code. In addition, all unvested stock options Mr. Cohen held at the time of the Change in Control would have immediately vested.

     Mr. Cohen is also eligible to participate in the Severance Plan. Amounts received under the Severance Plan upon a termination of employment are offset by amounts received under any other plan or agreement, including Mr. Cohen’s employment agreement, described above, prior to its expiration.

Potential Payments upon Termination or Change in Control

     Please see “Additional Compensation Considerations – Executive Severance Plan – “Double-Trigger” Change in Control Severance Arrangement” above for a description of the compensation and benefits which our NEOs would receive upon a termination or change in control.

     Ms. Pooley’s Separation and Release Agreement

     On January 18, 2012, the Company entered into a separation and release agreement with Ms. Pooley governing the terms of her departure from the Company on January 13, 2012. Under the Agreement, in consideration of Ms. Pooley’s continued compliance with restrictive covenants and a general release of claims against the Company as well as customary non-disparagement and non-solicitation covenants, Ms. Pooley received or is entitled to receive: (i) an aggregate of $1,750,000 payable in installments during the 30 months following the effective date of her departure from the Company; (ii) $115,000 payable in a lump sum on or before March 15, 2012; (iii) approximately 18 months of group medical, dental and vision insurance coverage (with an approximate total value of $10,951); (iv) vesting of all unvested stock options and restricted stock awards held by Ms. Pooley as of the date of her departure from the Company (with an approximate total value of $731,345); (v) the value of any unused paid time off accrued as of January 13, 2012 (with an approximate total value of $21,635), (vi) the right to receive fully vested shares of restricted stock in respect of her 2011 performance awards, subject to satisfaction of the applicable performance conditions and approval of the Executive Compensation Committee (which shares, with an approximate value of $318,528, were granted to Ms. Pooley in February 2012); (vii) reimbursement of $25,200 for 3 months of housing expenses; and (viii) reimbursement of $11,118 for moving expenses. The total value of the compensation and benefits received or to be received by Ms. Pooley pursuant to the Agreement is approximately equal to $2,983,777. This is a complete description of the payments Ms. Pooley received or will receive in connection with her actual termination of employment; because her employment was terminated prior to the fiscal year end, she is not included in the tables that follow in this section.

Assumed Termination without Cause

     The following table was prepared as though each of the NEOs had been terminated without cause on December 31, 2012. The assumptions and valuations are noted in the footnotes to the table.

					Health & Welfare
			Stock Awards	Option Awards	Benefits
Name	Salary ($)(1)	Bonus ($)(1)(2)	($)(3)	($)(4)	($)(5)	Total ($)(6)
Milton Cooper	$1,500,000	$1,760,000	$1,770,214	$163,738	$32,955	$5,226,907
David B. Henry	$1,600,000	$1,810,000	$1,813,201	$163,738	$32,955	$5,419,894
Michael V. Pappagallo	$1,500,000	$1,658,000	$1,417,025	$121,517	$32,955	$4,729,497
Glenn G. Cohen	$1,200,000	$652,000	$824,153	$49,423	$32,955	$2,758,531
____________________
(1)	In accordance with the Executive Severance Plan, all NEOs are entitled to 2 times their salary plus prior year actual bonus upon a termination without Cause.
(2)	In accordance with the Executive Severance Plan, 2011 (prior year) bonus amounts are used for the bonus component in this table.
(3)	In accordance with the Executive Severance Plan, all NEOs are entitled to full vesting of annual restricted stock awards, with the exception of performance and retention awards, upon a termination without Cause.
(4)	Under the Executive Severance Plan, a termination without Cause would result in acceleration of all annual stock options awards. Amount was determined by subtracting the option strike price from the market price of the stock on December 31, 2012 ($19.32), multiplied by the number of shares for all unvested options as of December 31, 2012 that were in the money.
(5)	Amounts are based on the cost of coverage during 2012.
(6)	In certain circumstances, these amounts may be reduced so as to avoid any potential issues relating to Section 280G or excise taxes imposed under Section 4999 of the Internal Revenue Code. See Additional Compensation Considerations - Tax and Accounting Considerations.

Assumed Termination for Death or Disability

     The following table was prepared as though each of the NEOs had been terminated due to death or disability on December 31, 2012. The assumptions and valuations are noted in the footnotes to the table.

	Salary	Stock Awards	Option Awards	Total
Name	($)(1)	($)(2)	($)(3)	($)
Milton Cooper	$-	$1,770,214	$163,738	$1,933,952
David B. Henry (4)	$400,000	$1,813,201	$163,738	$2,376,939
Michael V. Pappagallo	$-	$1,417,025	$121,517	$1,538,542
Glenn G. Cohen (5)	$-	$1,790,153	$49,423	$1,839,576
____________________
(1)	Represents payments that would be made to the NEO or the NEO’s beneficiary if terminated due to disability or death.
(2)	The vesting of Mr. Cooper’s 91,626, Mr. Henry’s 93,851, Mr. Pappagallo’s 73,345, and Mr. Cohen’s 42,658 shares of restricted stock would accelerate as a result of termination due to death or disability.
(3)	Under the stock option agreements, termination due to death or disability would result in acceleration of stock options. Amount was determined by subtracting the option strike price from the market price of the stock on December 31, 2012 ($19.32), multiplied by the number of shares for all unvested options as of December 31, 2012 that were in the money.
(4)	Pursuant to a letter agreement between Mr. Henry and the Company dated March 15, 2010, Mr. Henry is entitled to receive a lump sum severance payment equal to six months of his then-current base salary upon a termination of employment due to death or disability.
(5)	The vesting of Mr. Cohen’s retention award of 50,000 restricted shares granted on February 16, 2012 would accelerate as a result of termination due to death or disability.

Assumed Termination upon a Change in Control

     None of the NEOs have “single trigger” arrangements that entitle them to benefits solely due to a change in control. The following table was prepared as though each NEO experienced a termination of employment without Cause or for Good Reason in connection with a change-in-control on December 31, 2012. The assumptions and valuations are noted in the footnotes to the table.

		Bonus
	Salary	Component of
	Component of	Lump-sum			Health & Welfare
	Lump-Sum	Payment	Stock Awards	Option Awards	Benefits
Name	Payment ($)(1)	($)(1)(2)	($)(3)	($)(4)	($)(5)	Total ($)(6)
Milton Cooper (7)	$1,500,000	$1,760,000	$1,770,214	$163,738	$32,955	$5,226,907
David B. Henry	$1,600,000	$1,810,000	$1,813,201	$163,738	$32,955	$5,419,894
Michael V. Pappagallo	$1,500,000	$1,658,000	$1,417,025	$121,517	$32,955	$4,729,497
Glenn G. Cohen (8)	$1,200,000	$652,000	$1,790,153	$49,423	$32,955	$3,724,531
____________________
(1)	In accordance with the Executive Severance Plan, all NEOs are entitled to 2 times their salary plus prior year actual bonus upon a termination without Cause or for Good Reason in connection with a change in control.
(2)	In accordance with the Executive Severance Plan, 2011 (prior year) bonus amounts are used for the bonus component in this table.
(3)	In accordance with the Executive Severance Plan, all NEOs are entitled to full vesting of annual restricted stock awards, with the exception of performance and retention awards, upon a termination of employment without Cause or for Good Reason in connection with a change in control.
(4)	Under the Executive Severance Plan, a termination of employment without Cause or for Good Reason in connection with a change in control would result in acceleration of annual option awards. Amount was determined by subtracting the option strike price from the market price of the stock on December 31, 2012 ($19.32), multiplied by the number of shares for all unvested options as of December 31, 2012 that were in the money.
(5)	Amounts are based on the cost of coverage during 2012.
(6)	In certain circumstances, these amounts may be reduced so as to avoid any potential issues relating to Section 280G or excise taxes imposed under Section 4999 of the Internal Revenue Code. See Additional Compensation Considerations - Tax and Accounting Considerations.
(7)	Mr. Cooper qualifies for “Retirement” under the terms of his equity award agreements. Accordingly, all of his equity awards would become fully vested upon the termination of his employment in connection with a change in control.
(8)	The vesting of Mr. Cohen’s retention award of 50,000 restricted shares granted on February 16, 2012 would accelerate upon the termination of his employment in connection with a change in control.

Equity Participation Plan

     Description of Plan. The Company maintains the 2010 Equity Participation Plan for the benefit of its eligible employees, consultants, and directors.

     The 2010 Equity Participation Plan authorizes the Executive Compensation Committee to provide equity and/or cash compensation, incentives and awards in the form of stock options, restricted stock, performance shares, dividend equivalents, stock payments, deferred stock, restricted stock units, stock appreciation rights (“SARs”), other stock-based awards and performance-based awards (which may be payable in either the form of cash or the Company’s Common Stock) structured by the Executive Compensation Committee within parameters set forth in the 2010 Equity Participation Plan, for the purpose of providing the Company’s officers, employees and consultants equity and/or cash compensation, incentives and rewards for superior performance. Key features of the 2010 Equity Participation Plan that reflect the Company’s commitment to effective management of incentive compensation include:

  Limitations on Grants. The number of shares that may be issued or transferred by the Company upon the exercise of incentive stock options may not exceed 10,000,000 in the aggregate, subject to certain adjustments, events and limitations described below.

  No Repricing or Replacement of Options or Stock Appreciation Rights. The 2010 Equity Participation Plan prohibits, without stockholder approval: (i) the amendment of options or SARs to reduce the exercise price and (ii) the replacement of an option or SAR with cash or any other award when the price per share of the option or SAR exceeds the fair market value of the underlying shares.

  No In-the-Money Option or SAR Grants. The 2010 Equity Participation Plan prohibits the grant of options or SARs with an exercise or base price less than the fair market value of the Company’s Common Stock, generally the closing price of the Company’s Common Stock, on the date of grant.

  Section 162(m) Qualification. The 2010 Equity Participation Plan is designed to allow awards made under the 2010 Equity Participation Plan, including incentive bonuses, to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

  Independent Administration. The Executive Compensation Committee, which consists of only independent directors, administers the 2010 Equity Participation Plan.

     Option Grants and Restricted Stock Awards. Pursuant to the 2010 Equity Participation Plan as currently in effect, a maximum aggregate of 57,000,000 shares of the Company’s Common Stock is reserved for issuance. Options to acquire 1,522,450, 1,888,017, and 1,776,175, shares were granted during 2012, 2011, and 2010 at weighted average exercise prices of $18.87, $18.77, and $15.63 per share, respectively. The closing price of the Company’s Common Stock on the NYSE on March 1, 2013 was $21.80. In addition, 193,423, 391,435, and 338,926 shares of restricted stock were issued during 2012, 2011, and 2010, respectively.

Equity Compensation Plan Information

     The following table sets forth certain information regarding the Company’s equity compensation plans as of December 31, 2012.

(c)
	(a)		Number of securities
	Number of securities to	(b)	remaining available for future
	be issued upon	Weighted-average	issuance under equity
	exercise of outstanding	exercise price of	compensation plans
	options, warrants and	outstanding options,	(excluding securities reflected
Plan Category	rights	warrants and rights	in column (a))
Equity compensation plans
approved by stockholders	17,110,592	28.42	5,776,270
Equity compensation plans not
approved by stockholders	N/A	N/A	N/A
Total	17,110,592	28.42	5,776,270

Compensation of Directors

     During 2012, members of the Board of Directors and Committees thereof who were not also employees of the Company (“Non-management Directors”) were entitled to receive an annual fee of $50,000. Also, during 2012, the Non-management Directors and Mr. Lourenso, a non-voting Observer, were entitled to receive a total of $10,000 each as members of the Executive Compensation Committee and $6,000 each as members of the Nominating and Corporate Governance Committee. In addition, each chairman of the Audit and Executive Compensation Committees was entitled to receive an additional annual fee of $25,000. The chairman of the Nominating and Corporate Governance Committee was entitled to receive an additional annual fee of $10,000. The Non-management Directors who are members of the Audit Committee also are entitled to receive an annual fee of $20,000. During 2012, the Lead Independent Director received an additional annual fee of $20,000. In accordance with the Company’s 2010 Equity Participation Plan, the Non-management Directors may be granted awards of deferred stock (“Deferred Stock”) or restricted stock in lieu of directors’

fees. Unless otherwise provided by the Board of Directors, a grantee of Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the Common Stock underlying the award has been issued. Employees of the Company who are also directors are not paid any directors’ fees.

     The following table sets forth the compensation of each Non-management Director received in the calendar year 2012.

Non-management Director Compensation for 2012

	Fees Earned			Non-Equity
	or Paid in	Stock		Incentive Plan
	Cash	Awards	Option	Compensation	Total
Name	($)(1)	($)(2)	Awards ($)(2)	($)	($)
(a)	(b)	(c)	(d)	(e)	(h)
Richard Dooley	106,000	103,290	25,410	-	234,700
Philip Coviello	86,000	103,290	25,410	-	214,700
Joe Grills	111,000	103,290	25,410	-	239,700
F. Patrick Hughes	111,000	103,290	25,410	-	239,700
Frank Lourenso	66,000	103,290	25,410	-	194,700
Richard Saltzman	66,000	103,290	25,410	-	194,700
Colombe Nicholas	66,000	103,290	25,410	-	194,700
____________________
(1)	Amounts include the value of deferred stock received in lieu of directors’ fees for service in 2012. As of December 31, 2012, Messrs. Dooley, Coviello, Grills, Hughes, Lourenso and Saltzman and Ms. Nicholas were entitled to 52,981 shares, 0 shares, 34,909 shares, 19,526 shares, 26,365 shares, 28,909 shares and 2,984 shares of deferred stock, respectively.
(2)	Amounts reflect the dollar amount, without any reduction for risk of forfeiture, of the equity awards based on the aggregate grant date fair value recognized for the fiscal year ended December 31, 2012, calculated in accordance with the provision of FASB ASC 718. The assumptions used by the Company in calculating these amounts are incorporated herein by reference to Note 23 to Consolidated Financial Statements in the Company’s 2012 Form 10-K.

     During 2012, the Company granted Messrs. Dooley, Coviello, Grills, Hughes, Lourenso, Saltzman, and Ms. Nicholas options to acquire 5,500 shares each of Common Stock at $18.78 per share, the market price on February 16, 2012, the date of such option grants, and 5,500 shares of restricted stock. As of December 31, 2012, Messrs. Dooley, Coviello, Grills, Hughes, Lourenso, Saltzman and Ms. Nicholas held options to acquire 146,500 shares, 31,500 shares, 146,500 shares, 152,126 shares, 146,500 shares, 157,750 shares and 9,167 shares, respectively. As of December 31, 2012, Messrs. Dooley, Coviello, Grills, Hughes, Lourenso, Saltzman and Ms. Nicholas held shares of restricted stock in the amounts of 13,500 shares, 13,500 shares, 13,500 shares, 13,500 shares, 13,500 shares, 13,500 shares and 8,251 shares, respectively.

Certain Relationships and Related Transactions

     The Company reviews all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our current written policies and procedures for review, approval or ratification of relationships or transactions with related persons are set forth in our:

  Code of Ethics;

  Corporate Governance Guidelines;

  Nominating and Corporate Governance Committee Charter; and

  Audit Committee Charter.

     Our Code of Ethics applies to all of our directors and employees. Review and approval of potential conflicts of interest involving our directors, executive officers or other principal officers may only be conducted by our Board of Directors. A copy of the Company’s Code of Ethics is available through the Investors/Governance/Governance Documents section of the Company’s website located at www.kimcorealty.com and is available in print to any stockholder who requests it.

     Our Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee will review annually the relationships that each director has with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company), in the course of making independence determinations under the Company’s categorical independence standards for directors and the NYSE listing standards. Directors are expected to avoid any action, position or interest that conflicts with the interests of the Company or gives the appearance of a conflict. If an actual or potential conflict of interest develops, the director should immediately report the matter to the Chairman of the Board of Directors. Any significant conflict must be resolved, or the director should resign. If a director has a personal interest in a matter before the Board of Directors, the director will disclose the interest to the Board of Directors, excuse himself or herself from discussion on the matter and not vote on the matter. The Corporate Governance Guidelines further provide that the Board of Directors is responsible for reviewing and, where appropriate, approving major changes in and determinations under the Company’s Guidelines, Code of Ethics and other Company policies. The Guidelines also provide that the Board of Directors has the responsibility to ensure that the Company’s business is conducted with the highest standards of ethical conduct and in conformity with applicable laws and regulations.

     Our Nominating and Corporate Governance Committee Charter provides that the Committee will, at least annually, review the relationships that each director has with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). In addition, the Company’s legal staff is primarily responsible for obtaining information through questionnaires and other appropriate procedures from the directors and executive officers with respect to related-person transactions and then determining whether the Company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the Company’s Proxy Statement.

     Pursuant to the Audit Committee charter and the Audit Committee’s policy regarding related-person transactions, as recorded in its minutes, the Audit Committee reviews and approves or ratifies related-person transactions that are required to be disclosed as well as all other related-person transactions identified to the Audit Committee by management or the Company’s internal audit function. In the course of its review and approval or ratification of a related-party transaction for which disclosure is required, the Audit Committee routinely considers: the nature of the related-person’s interest in the transaction; the material terms of the transaction; the importance of the transaction to the related person and to the Company and the extent to which such transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and any other matters deemed appropriate by the Audit Committee. All related-party transactions described in this Proxy Statement have been reviewed in accordance with this policy.

     Joint Ventures. Mr. Cooper has investments in certain real estate joint ventures and limited partnerships. The Company has an interest in certain of these joint ventures and partnerships which own and operate certain of the Company’s property interests. The Company receives various fees related to these joint ventures and partnerships.

     Relationship with J.P. Morgan. Mr. Lourenso, who has been a director of the Company since December 1991, is an Executive Vice President of J.P. Morgan in their commercial banking business. The Company uses general cash management services and investment banking services offered by many financial institutions, including J.P. Morgan, which served as the joint arranger and participant with a consortium of 28 banks of the Company’s unsecured revolving credit facility. The commissions and fees paid by the Company to J.P. Morgan represent less than one tenth of one percent (0.1%) of J.P. Morgan's consolidated gross revenues. As a result, the Board of Directors determined that this relationship is not material for purposes of the NYSE rules governing director independence and that Mr. Lourenso is independent of the Company and its management under the standards set forth in the NYSE listing requirements.

     Family Relationships. Paul Dooley, Vice President of Property Tax/Insurance of the Company, is the son of Mr. Dooley, a director of the Company. Paul Dooley received total compensation of $368,423 from the Company in fiscal year 2012, calculated in the same manner as the Summary Compensation Table. This compensation includes a cash salary in 2012 as an employee of the Company of $275,000 with the remaining balance comprised of (i) compensation cost to the Company in 2012 of equity awards recognized for financial reporting purposes over the requisite service period, calculated in accordance with the provision of FASB ASC 718, (ii) matching contributions under the Company’s 401(k) plan, (iii) bonuses, and (iv) various benefits.

     Transactions with Ripco Real Estate Corporation. Ripco Real Estate Corp. (“Ripco”) business activities include serving as a leasing agent and representative for national and regional retailers including Target, Best Buy, Kohls and many others, providing real estate brokerage services and principal real estate investing. Todd Cooper, an officer and 50% stockholder of Ripco, is a son of Mr. Cooper, Executive Chairman of the Board of Directors of the Company. During 2012, 2011 and 2010, the Company paid brokerage commissions of $0.8 million, $0.5 million and $0.7 million, respectively, to Ripco for services rendered primarily as leasing agent for various national tenants in shopping center properties owned by the Company. The Company believes that the brokerage commissions paid were at or below the customary rates for such leasing services.

     Additionally, the Company held joint venture investments with Ripco. As of December 31, 2010, the Company had two operating properties and one land parcel, through joint ventures, in which the Company and Ripco each held 50% noncontrolling interests. The Company accounts for its investment in these joint ventures under the equity method of accounting. During 2011, the joint ventures sold one land parcel and one operating property to third parties, in separate transactions, which were encumbered by loans aggregating $14.2 million. As a result of these transactions the loans were fully repaid and the Company was relieved of the corresponding debt guarantees on these two loans. During 2012, the Company acquired the remaining 50% noncontrolling interest held by Ripco in a joint venture investment. As a result of this transaction, the Company now owns a 100% controlling interest and consolidates this investment.

     As of December 31, 2012, the remaining joint venture has a $2.8 million loan payable which is scheduled to mature in 2013 and bears interest at rate of LIBOR plus 1.05%. This loan is jointly and severally guaranteed by the Company and the joint venture partner.

Audit Committee Report

     The Audit Committee (the “Audit Committee”) of the Board of Directors of the Company, is responsible for providing objective oversight of the Company’s financial accounting and reporting functions, system of internal control and audit process. During 2012, the Audit Committee was comprised of four directors all of whom were independent as defined under the then current listing standards of the NYSE. The Audit Committee operates under a written charter adopted by the Board of Directors of the Company (the “Board of Directors”). A copy of the Audit Committee Charter, as amended, is available on the Company’s website located at www.kimcorealty.com and is available in print to any stockholder who requests it.

     Management of the Company is responsible for the Company’s system of internal control and its financial reporting process. The independent registered public accountants, PricewaterhouseCoopers LLP, are responsible for performing an independent integrated audit of the Company’s consolidated financial statements and its internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee is responsible for the monitoring and oversight of these processes.

     In connection with these responsibilities, the Audit Committee met with management and the Company’s independent registered public accounting firm to review and discuss the December 31, 2012 audited consolidated financial statements and the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee also discussed with the independent registered public accountants the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received written disclosures and the letter from the independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accountants their independence.

     Based upon the Audit Committee’s discussions with management and the independent registered public accountants and the Audit Committee’s review of the December 31, 2012 audited consolidated financial statements and the representations of management and required communications from the Company’s independent registered public accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

AUDIT COMMITTEE OF THE
BOARD OF DIRECTORS

F. Patrick Hughes, Chairman
Richard G. Dooley
Joe Grills
Philip Coviello

     The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”) except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

PROPOSAL 2

Advisory Resolution to Approve the Company’s Executive Compensation

     In accordance with the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, we are providing our stockholders with a vote for the advisory approval of the Company’s executive compensation as disclosed in this Proxy Statement in accordance with the SEC Rules.

     Our Board of Directors is committed to corporate governance best practices and recognizes the substantial interests that stockholders have in executive compensation matters. The Executive Compensation Committee of our Board of Directors has designed our executive compensation programs to achieve the following key objectives:

Objective	How our compensation programs reflect this objective
Achieve long-term Company performance	Align executive compensation with the Company’s and the individual’s performance Make a substantial portion of total compensation variable with performance

Align executives’ and stockholders’ interests
  Provide executives with the opportunity to participate in the ownership of the Company

  Reward executives for long-term growth in the value of our stock

  Link executive pay to specific, measurable results intended to create value for stockholders

Motivate executives to achieve key performance goals
  Compensate executives with performance-based awards that depend upon the achievement of established corporate targets

  Reward executives for individual contributions to the Company’s achievement of Company-wide performance measures

Attract and retain talented executive team	Utilize independent compensation consultants and market survey data to monitor pay relative to peer companies

     We encourage stockholders to review the Compensation Discussion and Analysis beginning on page 21 of this Proxy Statement, which describes our executive compensation philosophy and the design of our executive compensation programs in great detail. Our Board of Directors believes the Company’s executive compensation programs are effective in creating value for our stockholders and moving the Company towards realizing its long-term goals.

     The Company has determined to hold a Say on Pay advisory vote every year and the next Say on Pay advisory vote shall occur at the 2014 Annual Meeting of Stockholders. In accordance with this determination and Section 14A of the Securities Exchange Act of 1934 we are asking our stockholders to approve the compensation of our named executive officers by casting a vote “FOR” the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement for the 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and narrative disclosure.”

     The vote sought by this proposal is advisory and not binding on the Company, the Board of Directors or the Executive Compensation Committee. Although the vote is advisory and non-binding, the Company, the Board of Directors and the Executive Compensation Committee value the input of the Company’s stockholders, and the Executive Compensation Committee will consider the outcome of the vote when making future executive compensation determinations.

VOTE REQUIRED

     The vote on the advisory resolution to approve the Company’s executive compensation requires the affirmative vote of a majority of the votes cast on the matter. For purposes of this advisory vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE
ADVISORY RESOLUTION TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION, AS
DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION
DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

Independent Registered Public Accountants

     PricewaterhouseCoopers LLP was engaged to perform the integrated audit of the Company’s consolidated financial statements and of its internal control over financial reporting as of December 31, 2012. There are no affiliations between the Company and PricewaterhouseCoopers LLP, its partners, associates or employees, other than pertaining to its engagement as independent registered public accountants for the Company in previous years. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions.

     The following table provides information relating to the fees billed to the Company by PricewaterhouseCoopers LLP for the years ended December 31, 2012 and 2011:

Type of Fees	2012	2011
	(in millions)
Audit Fees (1)	$1,372,733	$1,001,557
Audit-Related Fees	-	-
Tax Fees (2)	249,417	222,722
All Other Fees (3)	2,420	2,095
Total	$1,624,570	$1,226,374
____________________
(1)	Audit fees include all fees for services in connection with (i) the annual integrated audit of the Company’s fiscal 2012 and 2011 financial statements and internal controls over financial reporting included in its annual reports on Form 10-K, (ii) the review of the financial statements included in the Company’s quarterly reports on Form 10-Q, (iii) as applicable, the consents and comfort letters issued in connection with debt and equity offerings and filings of the Company’s shelf registration statements, current reports on Form 8-K and Proxy Statements during 2012 and 2011, (iv) ongoing consultations regarding accounting for new transactions and pronouncements and (v) out of pocket expenses.
(2)	Tax fees consisted of fees billed for professional services for tax compliance and tax consulting services.
(3)	All other fees consisted of fees billed for other products and services. The fees relate to a publication subscription service and software licensing for accounting and professional standards.

     Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accountants. The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accountants. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accountants.

     On an ongoing basis, management communicates specific projects and categories of services for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent registered public accountants. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services as compared to the approved amounts. The Audit Committee may also delegate the ability to pre-approve audit and permitted non-audit services to a subcommittee consisting of one or more members, provided that such pre-approvals are reported on at a subsequent Audit Committee meeting. All services performed for 2012 and 2011 were pre-approved by the Audit Committee.

PROPOSAL 3

Ratification of the Appointment Of PricewaterhouseCoopers LLP As The Company’s Independent Registered
Public Accounting Firm

     In accordance with its charter, the Audit Committee has selected the firm of PricewaterhouseCoopers LLP, an independent registered public accounting firm, to be the Company’s auditors for the year 2013 and with the endorsement of the Board of Directors, recommends to stockholders that they ratify that appointment. PricewaterhouseCoopers LLP has been the Company’s independent registered public accountants since 1986.

VOTE REQUIRED

     The ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast on the matter. For purposes of this proposal, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote.

     THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE UNANIMOUSLY RECOMMEND A VOTE “FOR” THIS PROPOSAL.

Other Matters

     Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Exchange Act requires the Company’s officers and directors and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports (Forms 3, 4 and 5) of the ownership and changes in the ownership of such equity securities with the SEC and the NYSE. Officers, directors and beneficial owners of more than ten percent of the Company’s stock are required by SEC regulation to furnish the Company with copies of all such forms which they file.

     Based solely on the Company’s review of the copies of Forms 3, 4 and 5 and amendments thereto received by it for the year ended December 31, 2012, or written representations from certain reporting persons that no such forms were required to be filed by those persons, the Company believes that during the year ended December 31, 2012, all such filings under Section 16(a) of the Exchange Act were filed on a timely basis by its officers, directors, beneficial owners of more than ten percent of the Company’s stock and other persons subject to Section 16(a) of the Exchange Act.

     Stockholder Nominees for Director and Other Stockholder Proposals. Stockholders interested in presenting a proposal for inclusion in the Proxy Statement for the 2014 Annual Meeting of stockholders may do so by following the procedures in Rule 14a-8 under the Exchange Act. To be eligible for inclusion, stockholder proposals must be received at the Company’s principal executive offices by November 19, 2013 or not less than 120 calendar days before the date of the Company’s proxy statement released to stockholders in connection with the previous year’s annual meeting. Under our current Bylaws, nominations of individuals for election to the Board of Directors and the proposal of other business to be considered by the stockholders at our 2014 Annual Meeting, but not included in Company’s proxy statement, may be made by a stockholder of record at the time of giving notice by the stockholder and at the time of the Meeting who delivers notice along with the additional information and materials required by our current Bylaws to our Secretary at the principal executive office of the Company not earlier than 150 days and not later than 5:00 p.m. on the 120th day prior to the first anniversary of the date of the proxy statement for the 2013 Annual Meeting. In order for a nomination to be considered, the notice must include the information as to such nominee and submitting stockholder that would be required to be included in a proxy statement under the proxy rules of the SEC if such stockholder were to solicit proxies from all stockholders of the Company for the election of such nominee as a director and if such solicitation were one to which Regulation 14A under the Exchange Act applied. In addition, proponents must provide all of the information required by our current Bylaws. We also may require any proposed nominee to furnish such other information as may be reasonably required to determine whether the proposed nominee is eligible to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the nominee’s independence or lack thereof. You can obtain a copy of the full text of the Bylaw provision noted above by writing to our Secretary at our address listed on the cover of this Proxy Statement. Our current Bylaws were filed with the SEC as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2008.

     Documents Incorporated by Reference. This Proxy Statement incorporates documents by reference which are not presented herein or delivered herewith. Reference should be made to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and the Company’s Annual Report delivered together with this Proxy Statement, such documents incorporated herein by reference, for financial information and related disclosures required to be included herein. Documents incorporated by reference (except for certain exhibits to such documents, unless such exhibits are specifically incorporated herein) are available upon request without charge. Requests may be oral or written and should be directed to the attention of the Secretary of the Company at the principal executive offices of the Company. In addition, within the Investors section of the Company’s website located at www.kimcorealty.com, you can obtain, free of charge, a copy of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 as soon as reasonably practicable after we file such material electronically with, or furnish it to, the SEC.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Meeting shall be deemed incorporated by reference into this Proxy Statement and shall be deemed a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein (or subsequently filed document which is also incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement, except as so modified or superseded.

     Other Business. All shares represented by the accompanying proxy will be voted in accordance with the proxy. The Company knows of no other business which will come before the Meeting for action. However, as to any such business, the persons designated as proxies will have authority to act in their discretion.

Attendance and Voting Procedures at the Annual Meeting

     If you intend to vote in person, you may be asked to present valid photo identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the Meeting. If you hold shares in “street name” (that is, through a bank, broker or other nominee) and would like to attend the Meeting, you will need to bring an account statement or other acceptable evidence of ownership of our Common Stock on March 1, 2013, the record date for voting. Alternatively, in order to vote, you may obtain a proxy from your bank, broker or other nominee and bring the proxy to the Meeting.

Location of Annual Meeting - 277 Park Avenue, 2nd Floor, New York, NY 10172

ANNEX A

We calculate funds from operations (“FFO”) (a non-GAAP financial measure within the meaning of the rules of the SEC) from net income available to the Company’s common stockholders, as shown on our Consolidated Statements of Operations, excluding (i) gains from sales of depreciated property, (ii) impairments of depreciable real estate and (iii) impairments of non-consolidated entities that are in-substance real estate investments, plus depreciation and amortization, after adjustments for unconsolidated partnerships and joint ventures and adjustments for unrealized remeasurement of derivative instruments. We calculate FFO, as adjusted, (a non-GAAP financial measure within the meaning of the rules of the SEC) starting with the calculation of FFO as described in the previous sentence and excluding the effects of non-operating impairments and non-recurring income. We believe that FFO and FFO, as adjusted, are important metrics in determining the success of our business as a real estate owner and operator. See the reconciliations to the applicable GAAP measure below.

Reconciliation of Net Income to Funds From Operations - “FFO”
(in thousands, except per share data)
(unaudited)

	Year Ended December 31,
	2012		2011
Net income available to common stockholders	$172,673		$109,688
Gain on disposition of operating property, net of noncontrolling interests	(84,828)		(19,444)
Gain on disposition of joint venture operating properties	(27,927)		(4,050)
Depreciation and amortization – real estate related	257,278		246,746
Depr. and amort. – real estate jv’s, net of noncontrolling interests	133,734		138,482
Remeasurement of derivative instrument	—		4,287
Impairments of operating properties, net of tax & noncontrolling interests	59,510		42,043
Funds from operations	510,440		517,752
Transactional charges / (income), net	3,761		(27,972)
Funds from operations as adjusted	$514,201		$489,780
Weighted average shares outstanding for FFO calculations:
Basic	405,997		406,530
Units	1,455		1,528
Dilutive effect of equity awards	2,106		1,140
Diluted	409,558	(1)	409,198	(1)

FFO per common share – basic	$1.26		$1.27
FFO per common share – diluted	$1.25		$1.27
FFO, as adjusted per common share – diluted	$1.26	(1)	$1.20	(1)

Based on modified guidance issued by NAREIT for reporting FFO, the Company has amended its reporting of FFO to exclude impairments of depreciable real estate and impairments of non-consolidated entities that are in-substance real estate investments from its calculation of FFO for all periods presented. This amendment has no impact on previously reported amounts of FFO, as adjusted, or FFO, as adjusted, per share.

____________________
(1)	Reflects the potential impact if certain units were converted to Common Stock at the beginning of the period. The impact of the conversion would have an anti-dilutive effect on FFO and therefore have not been included. FFO would be increased by $2,127 and $1,017 for the years ended December 31, 2012 and 2011, respectively.

We calculate EBITDA (a non-GAAP financial measure within the meaning of the rules of the SEC) is defined as earnings before (i) interest, (ii) taxes, (iii) gains from sales of depreciated property, (iv) impairments of depreciable real estate, (v) impairments of non-consolidated entities that are in-substance real estate investments, (vi) remeasurement adjustment of derivative instruments and (vii) depreciation and amortization. We calculate Retail EBITDA, as adjusted, (a non-GAAP financial measure within the meaning of the rules of the SEC) starting with EBITDA as described in the previous sentence and excluding the effects of non-operating impairments, non-recurring income and non-retail EBITDA. We believe that EBITDA and Retail EBITDA, as adjusted, are important metrics in determining the success of our business as a real estate owner and operator. See the reconciliations to the applicable GAAP measure below.

Reconciliation of Net Income to Retail EBITDA, as adjusted
(in thousands, except per share data)
(unaudited)

	Year Ended December 31,
	2012	2011
Net Income attributable to the company	$266,073	$169,051
Interest	227,595	223,526
Interest - discontinued operations	997	1,856
Depreciation and amortization	249,493	231,712
Depreciation and amortization- discontinued operations	13,249	19,427
Gain on sale of operating properties, net of noncontrolling interests	(84,829)	(19,444)
Gain on sale of joint venture operating properties	(27,806)	(4,050)
Impairment/loss on operating properties held for sale/sold, net of noncontrolling interests	21,646	17,343
Impairment of:
Property carrying values	37,111	6,540
Joint venture property carrying values, net	11,027	13,789
Other Real Estate Investments, Net of Noncontrolling Interest	-	2,979
Marketable securities and other investments, net of noncontrolling interests	-	1,580
Investment in Real Estate Joint Venture	-	5,123
Provision/(benefit) for income taxes, net of noncontrolling interests	4,020	21,330
Provision/(benefit) for income taxes-discontinued operations	(423)	(2,265)
Remeasurement adjustment of derivative instrument	-	4,287
Consolidated EBITDA	718,153	692,784
Transactional charges / (income), net	(24,589)	(45,940)
Consolidated EBITDA, as adjusted	$693,564	$646,844

Consolidated EBITDA	718,153	692,784
Prorata share of interest expense - noncontrolling interests	(3,993)	(4,363)
Prorata share of interest expense - real estate jv's	131,651	135,437
Prorata share of interest expense - other investments	25,152	30,624
Prorata share of depreciation and amortization - real estate jv's	111,831	110,859
Prorata share of depreciation and amortization - other investments	21,903	27,623
EBITDA including prorata share - JV's	1,004,697	992,964
Transactional charges / (income), net	(24,589)	(45,940)
EBITDA, as adjusted including prorata share - JV's	980,108	947,024
Less: Non-retail EBITDA	64,162	73,273
Retail EBITDA, as adjusted including prorata share - JV's	$915,946	$873,751

KIMCO REALTY CORPORATION 3333 NEW HYDE PARK ROAD STE 100 NEW HYDE PARK, NY 11042
AUTHORIZE YOUR PROXY BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time ON 4/29/2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

AUTHORIZE YOUR PROXY BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time ON 4/29/2013. Have your proxy card in hand when you call and then follow the instructions.

AUTHORIZE YOUR PROXY BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M55865-P33587	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
KIMCO REALTY CORPORATION

The Board of Directors recommends a vote "For" all of the following nominees:

DIRECTORS

1 -	THE BOARD OF DIRECTORS RECOMMENDS: A VOTE FOR ELECTION OF THE FOLLOWING NOMINEES:

	01)	M. Cooper	04)	J. Grills	07)	F. Lourenso
	02)	P. Coviello	05)	D. Henry	08)	C. Nicholas
	03)	R. Dooley	06)	F. P. Hughes	09)	R. Saltzman
For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

☐	☐	☐
The Board of Directors recommends

ê

The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain

2 -	THE BOARD OF DIRECTORS RECOMMENDS: A VOTE FOR THE ADVISORY RESOLUTION TO APPROVE THE COMPANY'S EXECUTIVE COMPENSATION.	☐	☐	☐

3 -	THE BOARD OF DIRECTORS RECOMMENDS: A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013.	☐	☐	☐

4 -	TO VOTE AND OTHERWISE REPRESENT THE UNDERSIGNED ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENT(S) OR ADJOURNMENT(S) THEREOF IN THE DISCRETION OF THE PROXY HOLDER.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon and date. When signing as attorney, executor, administrator, trustee, guardian, officer of a corporation or other entity or in another representative capacity, please give full title as such. Joint owners should each sign personally. All holders must sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET For security purposes, please bring this ticket and valid picture identification with you if you are attending the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.
M55866-P33587

KIMCO REALTY CORPORATION
PROXY
This Proxy is Solicited on Behalf of the Board of Directors of
Kimco Realty Corporation

The undersigned stockholder of Kimco Realty Corporation, a Maryland Corporation, hereby appoints Milton Cooper and Bruce Rubenstein, or either of them, as Proxies of the undersigned, each with the power to appoint his substitute, and hereby authorizes them to represent the undersigned with all powers possessed by the undersigned if personally at the meeting, and to vote all of the shares of Common Stock of Kimco Realty Corporation held of record by the undersigned at the close of business on March 1, 2013, at the Annual Meeting of Stockholders to be held on April 30, 2013, at 10:00 a.m., local time, or any postponement(s) or adjournment(s) thereof. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and the accompanying Proxy Statement, the terms of each of which are incorporated by reference into this Proxy, and revokes any proxy heretofore given with respect to such meeting.

The undersigned aslo provides directions to T. Rowe Price Trust Company, Trustee to vote shares of Common Stock of the Company, allocated respectively, to accounts of the undersigned under The Kimco Realty Corporation 401(k) Plan and which are entitled to be voted at the aforesaid Annual Meeting or any adjournment thereof, as specified on the reverse side of this proxy card.

The Board of Directors of the Company recommends that stockholders vote FOR the election of the Board of Director nominees named in the Proxy Statement, FOR the advisory resolution to approve the Company's executive compensation and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for 2013.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder and in the discretion of the Proxies upon such other business as may properly come before the meeting. If properly executed, but no direction is made, this proxy will be voted FOR items 1, 2 and 3. The votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other matter that may properly come before the meeting or any postponement(s) or adjournment(s) thereof.

Continued and to be signed on reverse side